Exhibit 10.3

TRANSITION SERVICES AGREEMENT
by and among
WELLS REAL ESTATE FUNDS, INC.;
WELLS REAL ESTATE ADVISORY SERVICES II, LLC;
and
WELLS REAL ESTATE INVESTMENT TRUST II, INC.

Effective July 1, 2012

Table of Contents

Page

ARTICLE I	TRANSITION SERVICES 2
Section 1.1    Transition Services to be Performed    2
Section 1.2    Term    5
Section 1.3    Termination    5

ARTICLE II	TRANSFER OF ASSETS; WREAS II EMPLOYEES 6
Section 2.1    Transfer of Assets    6
Section 2.2    Assumption of Liabilities    6
Section 2.3    Project Plan    7
Section 2.4    Transferred Employees    7
Section 2.5    Investor Services Agreement    7

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF WELLS REF 7
Section 3.1    Organization of Wells REF and WREAS II    7
Section 3.2    Authority; Non-Contravention; Approvals    8
Section 3.3    Ownership and Sufficiency of Transferred Assets    9
Section 3.4    Litigation    9
Section 3.5    No Violation of Law    10
Section 3.6    Employee Matters    10
Section 3.7    Labor Relations    11
Section 3.8    Brokers    11
Section 3.9    Capabilities    11
Section 3.10    Real Property    11
Section 3.11    Contracts    11
Section 3.12    Taxes    12
Section 3.13    Intellectual Property    13
Section 3.14    Insurance    13
Section 3.15    Employee Benefits    14

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF REIT II 14
Section 4.1    Organization and Qualification    14
Section 4.2    Authority; Non-Contravention; Approvals    15

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ARTICLE V	CONSIDERATION/OPTION 15
Section 5.1    Payments    15
Section 5.2    WREAS II Assignment Option    16

ARTICLE VI	CONFIDENTIALITY 17
Section 6.1    Confidential Information    17
Section 6.2    Use of Confidential Information    17
Section 6.3    Data Systems    18
Section 6.4    Intellectual Property    18
Section 6.5    Return of Information    19

ARTICLE VII	INDEMNIFICATION AND DAMAGES 19
Section 7.1    Indemnification of Wells REF and WREAS II    19
Section 7.2    Indemnification of REIT II    19
Section 7.3    Limitation of Liability    19

ARTICLE VIII	MISCELLANEOUS 20
Section 8.1    Compliance with Laws    20
Section 8.2    Governing Law; Dispute Resolution; Payments    20
Section 8.3    Injunctive Relief; Waiver of Jury Trial    21
Section 8.4    Force Majeure    21
Section 8.5    Assignment    22
Section 8.6    Entire Agreement; Modification; Waivers    22
Section 8.7    Severability    22
Section 8.8    Survival of Obligations    22
Section 8.9    Title and Headings    22
Section 8.10    Execution in Counterparts    23
Section 8.11    Savings Clause    23
Section 8.12    Notices    23
Section 8.13    No Presumption Against Drafter    24
Section 8.14    Reasonableness Standard    24
Section 8.15    No Effect on Advisory Agreement

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TRANSITION SERVICES AGREEMENT
THIS TRANSITION SERVICES AGREEMENT (together with the Schedules and Exhibits attached hereto, the “Agreement”), dated June 29, 2012, and effective July 1, 2012 (the “Effective Date”), is by and among Wells Real Estate Funds, Inc., a Georgia corporation (“Wells REF”), Wells Real Estate Advisory Services II, LLC, a Delaware limited liability company (“WREAS II”) and Wells Real Estate Investment Trust II, Inc., a Maryland corporation (“REIT II”).
R E C I T A L S
WHEREAS, on December 1, 2003, REIT II commenced its initial public offering (the “Initial Public Offering”) of up to 785.0 million shares of common stock pursuant to a Registration Statement filed on Form S-11 under the Securities Act of 1933, as amended (the “Securities Act”);
WHEREAS, on each of November 10, 2005 and November 11, 2008, REIT II commenced follow-on offerings of 300.6 million shares of common stock and 375.0 million shares of common stock, respectively, pursuant to Registration Statements filed on Form S-11 under the Securities Act (together with the Initial Public Offering, the “Public Offerings”);
WHEREAS, effective June 30, 2010, REIT II had raised gross offering proceeds from the sale of common stock under its Public Offerings of approximately $5.9 billion, and ceased offering shares under its Public Offerings;
WHEREAS, WREAS II serves as the external advisor to REIT II pursuant to the advisory agreement effective as of January 1, 2012 (together with any predecessor or successor advisory agreements, or renewals thereof, the “Advisory Agreement”) and Wells REF guarantees the performance of all of WREAS II's obligations under the Advisory Agreement in accordance with the terms thereof;
WHEREAS, contemporaneously herewith, REIT II and WREAS II are entering into an advisory agreement for the period July 1, 2012 through December 31, 2012 (the “Initial Term Advisory Agreement”), an Investor Services Agreement for the period July 1, 2012 to December 31, 2012 (the “Investor Services Agreement”) and a Master Property Agreement, Leasing and Construction Management Agreement (the “Property Management Agreement”);
WHEREAS, Wells REF agrees to transfer certain employees and proprietary systems, processes and assets to WREAS II to prepare REIT II for a successful transition from being externally advised to being self-managed;
WHEREAS, Wells REF agrees to provide services at the request of REIT II to implement the foregoing transfers of employees, systems, processes and assets to WREAS II and to provide operational support to WREAS II during the transition;
WHEREAS, Wells REF agrees to provide REIT II the option to, in its sole discretion, acquire all of the outstanding equity interests of WREAS II and all rights, title, benefits,

privileges, and interests therein (the “WREAS II Assignment”),beginning any time on or after January 1, 2013 and prior to the expiration of the term of this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree, intending to be legally bound, as follows:
ARTICLE I
TRANSITION SERVICES
Section 1.1Transition Services to be Performed.
(a)Services.
(i)Wells REF shall provide REIT II with all services reasonably required (i) to accomplish the transfer of the Transferred Assets (as defined in Section 2.1) and the Business Employees (as defined in Section 3.6) to WREAS II, including, without limitation those services described on the schedule attached hereto, (the “Service Schedule”); (ii) to enable WREAS II to provide the services set forth in the Initial Term Advisory Agreement on a stand-alone basis in a manner and at a relative level of service consistent with the provision of those services by Wells REF and its affiliates prior to the Effective Date; (iii) to prepare WREAS II to function as a wholly-owned subsidiary of REIT II in the event of the exercise of the Assignment Option (as defined in Section 5.2(a)); and (iv) to provide operational support to WREAS II and REIT II during the transition (the Services to be provided by Wells REF pursuant to this Section 1.1(a) are referred to herein as the “Services”). The Services shall only be made available for, and REIT II shall only be entitled to utilize the Services for, the benefit of the operation of its business. Wells REF's obligations to perform Services hereunder shall be limited to those Services not performed by Wells REF or WREAS II pursuant to the Initial Term Advisory Agreement, the Investor Services Agreement and the Property Management Agreement (it being acknowledged that the services performed pursuant to the Initial Term Advisory Agreement, the Investor Services Agreement and the Property Management Agreement will continue to be provided in accordance with the terms of those agreements and any renewals thereof); and
(ii)Wells REF shall not have any obligation to acquire, upgrade or enhance any proprietary systems, processes, or assets used in its business. Wells REF shall not be required to provide any additional support or maintenance services for any proprietary systems, processes, or assets to be acquired, upgraded or enhanced at the request of REIT II pursuant to this Agreement.
(b)Additional Services.
(i)In the event that REIT II determines, in its sole discretion, that it would be beneficial to REIT II for Wells REF to provide any additional service or services to REIT II, or that any proprietary system, process or asset that is being transferred to WREAS II be upgraded or enhanced so that WREAS II may provide services to REIT II that are in addition to or are a material enhancement of the services being provided pursuant to the Advisory Agreement, then, Wells REF shall, subject to the parties' prior agreement in writing with respect to any additional fees to be paid to Wells REF with respect thereto, provide such additional services (as so determined, the “Additional Services”). Notwithstanding the foregoing, Wells REF shall have no obligation to provide any Additional Services the request for which is made more than sixty (60) days after the Effective Date if Wells REF or its affiliates do not have the then current resources to perform such Additional Services in a cost efficient manner and without disrupting Wells REF's other business operations. Wells REF shall have no obligation to provide any Additional Services where, in its reasonable

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discretion, it has notified REIT II in writing that (A) it would not be feasible to provide such Additional Services, giving reasonable priority to other demands on its resources and capacity both under this Agreement and otherwise, and (B) it lacks the experience or qualifications to provide such Additional Services.
(c)Subcontractors. Wells REF may, directly or through one or more affiliates, hire or engage one or more subcontractors, consultants, vendors, or other third parties (each, a “Subcontractor”) to perform any or all of the Services under this Agreement to the extent Wells REF has determined in its reasonable discretion that such Subcontractors are reasonably necessary for the efficient performance of any of the Services; provided that Wells REF shall remain ultimately responsible for ensuring that the obligations set forth in this Agreement are satisfied with respect to any Service provided by any Subcontractor. If such Subcontractor is retained, then the fees and costs of such Subcontractor (“Reimbursable Subcontractor Fees”) shall be included in Reimbursable Expenses as provided in Section 5.1(b).
(d)General Terms.
(i)The parties hereto shall use their respective commercially reasonable efforts to cooperate with each other in all matters relating to the provision and receipt of Services. REIT II and Wells REF shall cooperate to obtain all consents, licenses, sublicenses or approvals necessary or desirable to permit the parties hereto (and their respective agents) to perform their respective obligations hereunder and to consummate the transactions pursuant to the Asset Transfer Agreement (as defined in Section 2.1) and the Option Closing (collectively, “Required Consents”).
(ii)Management of, and control over, the provision of the Services provided hereunder (including the determination or designation at any time of the equipment, employees and other resources of Wells REF, its affiliates or any third party service provider to be used in connection with the provision of such Services) shall reside solely with Wells REF. Without limiting the generality of the foregoing, all labor matters relating to any employees of Wells REF, its affiliates and any third party service provider shall be within the exclusive control of such entity. Wells REF shall be solely responsible for the payment of all salary and benefits and all income tax, social security taxes, unemployment compensation, tax, workers' compensation tax, other employment taxes or withholdings and premiums and remittances with respect to Wells REF employees used to provide such Services.
(iii)Except as provided elsewhere in this Agreement, all procedures, methods, systems, strategies, tools, equipment, facilities and other resources owned by Wells REF, its affiliates, or any third party service provider which is used in connection with the provision of Services hereunder (collectively, the “Equipment”) shall remain the property of Wells REF, its affiliates or such third party service provider and shall at all times be under the sole direction and control of Wells REF, its affiliates or such third-party service provider. Notwithstanding any provision to the contrary in this Section, no provision in Article I of this Agreement shall affect the transfer of any employees, assets or systems to WREAS II pursuant to Article II of this Agreement.
(e)Modification of Services. The parties hereto will consult and negotiate with each other in good faith, as required, with respect to amending or modifying the Services, the furnishing of and payment for special or additional services, extraordinary items and the like, and will establish pre‑approval routines to the extent reasonably feasible; provided that no party shall incur or be obligated to pay for any additional expenses that have not been pre-approved by the other party in writing and which relate to the amendment or modification of the Services.
(f)Service Standards/Limitations.

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(i)Wells REF itself, together with its affiliates, shall maintain the necessary staff and other resources to perform the Services and otherwise fulfill its obligations under this Agreement. Notwithstanding the foregoing, in providing the Services, neither Wells REF nor any of its affiliates shall be obligated to: (A) hire any additional employees; (B) maintain the employment of any specific employee; or (C) purchase, lease or license any additional equipment, hardware, intellectual property or software (other than such equipment, hardware or software that is necessary to replace damaged or broken equipment or hardware or software necessary to perform the Services (“Replacement Assets”). In providing the Services, at no time shall any data network of REIT II be connected to any data network of Wells REF without the prior written consent of Wells REF, and Wells REF shall have sole control of any connection mechanism between such data networks.
(ii)Wells REF shall not be required, and shall be excused from providing, any Service to the extent and for so long as the performance of such Service becomes impracticable as a result of a cause or causes outside the reasonable control of Wells REF, including unfeasible technological requirements, or to the extent the performance of such Service would require Wells REF or the provider of the Service to violate any applicable law or would result in the breach of any software license or other applicable contract, whether related to intellectual property or otherwise. In the event that Wells REF claims any of the foregoing conditions excuse Wells REF's performance of any Service, then Wells REF shall provide written notice to the REIT II and shall use commercially reasonable efforts to cure, remove or resolve the condition as promptly as possible or to find an alternative manner to achieve the intent of this Agreement.
(iii)Wells REF shall not have any responsibility under this Agreement for verifying the correctness of any information given to them by or on behalf of REIT II for the purpose of providing the Services other than information provided by a Wells REF affiliate.
(g)Response Time. Each of Wells REF and REIT II shall respond to notifications and shall use commercially reasonable efforts to resolve any problems in connection with the provision of Services within a commercially reasonable period of time, using response and proposed resolution times consistent with response and resolution of problems in past practice.
(h)Independent Contractors. The parties hereto are independent contractors, and none of the parties or their respective employees, representatives or agents will be deemed to be employees, representatives or agents of the any other party pursuant to or as a result of performing any obligations under this Agreement. No partnership, joint venture, alliance, fiduciary or any relationship other than that of independent contractors is created by this Agreement, expressly or by implication. The parties' respective rights and obligations hereunder shall be limited to the contractual rights and obligations expressly set forth herein on the terms and conditions set forth herein.
Section 1.2Term.
(a)Transition Period. The term of this Agreement shall commence as of the Effective Date, and unless terminated earlier as provided in Section 1.3 below, shall continue until December 31, 2013 (the “Transition Period”).
Section 1.3    Termination.
(a)Termination by Wells REF. This Agreement may be terminated by Wells REF in the event that REIT II (i) has not paid any amounts required to be paid under Section 5.1(a) (other than, for purposes of clarification, with respect to disputed amounts) and such breach remains uncured for ten (10) business days after receipt of written notice by REIT II from Wells REF, or (ii) has filed a voluntary petition or has

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filed against it a petition for an order of relief under the federal bankruptcy code, as the same may be amended, so as to take advantage of any insolvency laws (which is not dismissed or discontinued within sixty (60) days after the filing of such petition) or to file an answer admitting the general obligations of an insolvency petition.
(b)Termination by REIT II. This Agreement may be terminated by REIT II in the event that Wells REF (a) commits a material breach of this Agreement and such breach remains uncured for ten (10) business days after receipt of written notice by Wells REF from REIT II, or (b) files a voluntary petition or has filed against it a petition for an order of relief under the federal bankruptcy code, as the same may be amended, so as to take advantage of any insolvency laws (which is not dismissed or discontinued within sixty (60) days after the filing of such petition) or to file an answer admitting the general obligations of an insolvency petition. In the event REIT II determines to terminate this Agreement other than as set forth in the foregoing sentence (which REIT II may elect to do in its sole discretion by providing written notice to Wells REF), such termination will result in the acceleration of all remaining payments by REIT II pursuant to Section 5.1(a) hereof.
(c)Option Survival. Notwithstanding the foregoing provisions of this Section 1.3, the Assignment Option shall survive the termination of this Agreement and shall be exercisable by REIT II in accordance with its terms at any time during the period January 1, 2013 to December 31, 2013 so long as REIT II pays the Services Fee (as defined in Section 5.1(a)) and otherwise satisfies the conditions to the exercise of the Assignment Option set forth in Section 5.2.
ARTICLE II
TRANSFER OF ASSETS; WREAS II EMPLOYEES
Section 2.1Transfer of Assets.
After the Effective Date, but no later than January 1, 2013, Wells REF and WREAS II shall enter into the Asset Transfer Agreement in substantially the form attached hereto as Exhibit A. On the terms and subject to the conditions set forth in this Agreement and in the Asset Transfer Agreement, Wells REF agrees to transfer, assign, convey and deliver to WREAS II, and WREAS II will acquire and accept from Wells REF, all of Wells REF's right, title, and interest in and to all of the assets, properties, proprietary systems, processes, contracts and rights necessary for WREAS II for the provision of services (the “Business”) under the Initial Term Advisory Agreement in substantially the same manner and at substantially the same level of service as such services are being provided as of the Effective Date (collectively, the “Transferred Assets”) not later than January 1, 2013 (the “Asset Transfer Closing”). The Transferred Assets will be included in the Acquired Assets as defined in the Asset Transfer Agreement. Notwithstanding the foregoing, if Wells REF is unable to transfer any of the Transferred Assets (the “Delayed Assets”) to WREAS II on or before January 1, 2013, Wells REF shall proceed with the transfer of all Transferred Assets other than the Delayed Assets and shall use its commercially reasonable best efforts to effect the transfer of any such Delayed Assets as promptly as possible, but in no event later than June 30, 2013. Each of Wells REF and REIT II expressly agree that the failure or inability by Wells REF to timely transfer such Delayed Assets by January 1, 2013 shall not be considered a material breach of this Agreement entitling REIT II to termination pursuant to Section 1.3(b) hereof. With respect to any Transferred Asset that is not transferred at the time of the Asset Transfer Closing, Wells REF shall continue to support such asset and make it available for use by WREAS II as is legally practicable or shall continue to provide the services relating to such asset until such time as such Transferred Asset is transferred to WREAS II. The Transferred Assets shall be transferred, assigned, conveyed and delivered to WREAS II free and clear of any Encumbrances (as defined in Section 3.1(b)).

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Section 2.2    Assumption of Liabilities.
On the terms and subject to the conditions set forth in this Agreement and the Asset Transfer Agreement, at the Asset Transfer Closing, WREAS II will assume and thereafter pay, perform, and discharge when due only those obligations and liabilities of Wells REF related to the operation of the Business that are incurred from and after the Asset Transfer Closing, which obligations are specifically set forth in the Asset Transfer Agreement (collectively, the “Assumed Liabilities”). WREAS II shall not assume or have any responsibility with respect to any other obligations or liabilities of Wells REF. REIT II shall not assume or have any responsibility with respect to any obligation or liability of Wells REF or WREAS II (except in the event of the exercise of the WREAS II Assignment Option pursuant to Section 5.2 hereof to the extent of REIT II's indemnification obligations expressly set forth in the Assignment and Assumption Agreement).
Section 2.3    Project Plan.
No later than sixty (60) days after the Effective Date, Wells REF shall provide REIT II with a detailed project plan setting forth the steps necessary to permit Wells REF to effectuate the Asset Transfer Closing on or before January 1, 2013. Wells REF shall provide updates to such project plan on a monthly basis. In the event that Wells REF expects to be unable to complete the Asset Transfer Closing on or before January 1, 2013, Wells REF shall notify REIT II in writing on or before December 1, 2012 of such expectation and provide a detailed explanation of the Transferred Assets that Wells REF will not be prepared to transfer to WREAS II by January 1, 2013.
Section 2.4    Transferred Employees.
On or before January 1, 2013, Wells REF will take the actions necessary to (i) cause the Business Employees (as defined in Section 3.6) to become employees of WREAS II and (ii) to cause WREAS II to adopt employee benefit plans, programs and arrangements (“Plans”) that are comparable in the aggregate to those Plans currently provided to such employees as employees of Wells REF in effect as of January 1, 2013 (provided, however, that any long term compensation or incentive plan or any material increase in aggregate cost to WREAS II entered into subsequent to the Effective Date shall be subject to the prior approval of REIT II). Wells REF shall remain solely responsible for any liability in respect of the Business Employees and their beneficiaries and dependents relating to any employment or termination of employment of any Business Employees prior to the exercise of the Assignment Option.
Section 2.5    Investor Services Agreement.
Wells REF and REIT II agree that if REIT II enters into a Renewal Advisory Agreement, then Wells REF and REIT II shall enter into an investor services agreement to be effective January 1, 2013 in the same form as the Investor Services Agreement, provided, however, that the new investor services agreement shall terminate contemporaneously with the termination of the Renewal Advisory Agreement. At the time of the Option Closing, Wells REF and REIT II intend to enter into a new investor services agreement on terms to be agreed to by the parties, and for (a) the same services currently being provided pursuant to such investor services agreement and (b) those services that might be reasonably requested by REIT II pursuant to or in contemplation of a listing of the common stock of REIT II on a national securities exchange.
Section 2.6    Renewal Advisory Agreement.
REIT II shall have the option, in its sole discretion, to enter into a Renewal Advisory Agreement in the form set forth on Exhibit D hereof. In the event that REIT II executes and delivers the Renewal Advisory Agreement to Wells REF on or before January 1, 2013, then Wells REF shall enter into the Renewal Advisory

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Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF WELLS REF
Wells REF represents and warrants to REIT II as of each of (a) the date hereof, (b) the date of the Asset Transfer Closing, and (c) the date of the Option Closing as follows:
Section 3.1Organization of Wells REF and WREAS II.
(a)Wells REF is a corporation and WREAS II is a limited liability company, duly organized, validly existing and in good standing under the laws of each of their jurisdictions of incorporation or organization and each has all requisite corporate or limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Wells REF and WREAS II are not in default under any provision of their articles of incorporation or organization, bylaws or operating agreement.
(b)Wells REF owns all of the equity interests in WREAS II, free and clear of any liens, charges, security interests, mortgages, pledges, encumbrances, options, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or agreements, or other adverse claims or restrictions on title or transfer of any nature whatsoever (collectively, “Encumbrances”). No person or entity has (i) any option, warrant, agreement or other right with respect to any equity or other interest in WREAS II or (ii) any equity appreciation, phantom equity, profit participation or other similar right for which WREAS II has any liability. A true and correct copy of the WREAS II operating agreement as in effect as of the Effective Date has been provided to REIT II.
Section 3.2    Authority; Non-Contravention; Approvals.
(a)Wells REF and WREAS II each has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to perform the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the performance by Wells REF and WREAS II of the transactions contemplated by this Agreement have been approved by the board of directors and stockholder of Wells REF and the members and managers of WREAS II and no other corporate or other proceedings on the part of Wells REF or WREAS II is necessary to authorize the execution and delivery by Wells REF and WREAS II of this Agreement or the performance by Wells REF or WREAS II of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Wells REF and WREAS II and constitutes a valid and binding obligation of each of Wells REF and WREAS II, enforceable against Wells REF and WREAS II in accordance with its terms, except as such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement or creditors' rights generally.
(b)The execution and delivery by Wells REF and WREAS II of this Agreement and the performance of the transactions contemplated by this Agreement do not and will not (i) conflict with or result in a breach of any provision of the articles of incorporation, bylaws, articles of organization, operating agreement or comparable organizational documents of Wells REF or WREAS II; (ii) except as set forth on Disclosure Schedule 3.2, result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms, conditions or

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provisions of any contract or other instrument of any kind to which Wells REF or WREAS II is now a party or by which any of their respective assets or businesses may be bound or affected; or (iii) violate any order, writ, judgment, injunction, decree, statute, treaty, rule or regulation applicable to Wells REF or WREAS II or any of their respective assets or businesses excluding from the foregoing clauses (ii) and (iii) such violations, breaches, defaults, terminations, modifications, cancellations, losses or accelerations that would not reasonably be expected to have a Material Adverse Effect on any of Wells REF or WREAS II.
(c)Except as listed in Disclosure Schedule 3.2, no material declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any governmental authority is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement by Wells REF or WREAS II or the performance by Wells REF or WREAS II of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.
“Material Adverse Effect” means (i) with respect to Wells REF or WREAS II, a material adverse effect on the business, contracts, assets, financial condition or results of operations of Wells REF or WREAS II, as applicable, or on the ability of Wells REF or WREAS II, as applicable, to perform its respective obligations under this Agreement; and (ii) with respect to REIT II or its subsidiaries, a material adverse effect on the business, contracts, assets, financial condition or results of operations of REIT II and its subsidiaries taken as a whole, or on the ability of REIT II or its subsidiaries taken as a whole to perform their respective obligations under this Agreement; provided, however, that for the purposes of clauses (i) and (ii) with respect to any person or entity, such provision shall not include any state of facts, development, occurrence, effect, event or change arising out of or resulting from (A) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (B) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which such Persons conduct business or (C) any conditions generally affecting the office and industrial real estate industry, including economic, legal and regulatory changes.
Section 3.3    Ownership and Sufficiency of Transferred Assets.
Wells REF has good title to, or a valid leasehold interest in, the Transferred Assets free and clear of any Encumbrances. The Transferred Assets constitute all of the assets that are material to the Business and necessary to conducting the Business in substantially the same manner as is being conducted and such services are being provided as of the date hereof. Except for the Delayed Assets, there are no assets other than the Transferred Assets that are used by Wells REF in connection with the Business. The Transferred Assets will constitute all of the assets necessary for WREAS II to manage REIT II's business and to provide the services currently provided by either of Wells REF or WREAS II or their affiliates under the Advisory Agreement (other than the services to be provided under the Investor Services Agreement and the Property Management Agreement) to REIT II on a stand alone basis in substantially the same manner and at the same level of service as such services are being provided as of the Effective Date. As of the Asset Transfer Closing, there will be no assets shared with any other person or entity that will be used by Wells REF and WREAS II in the conduct or operation of the services currently being provided pursuant to the Advisory Agreement.
Section 3.4    Litigation.
Except as set forth in Disclosure Schedule 3.4, there are no lawsuits and no material claims, proceedings, actions, investigations, oppositions, challenges or cancellation proceedings pending or, to the knowledge of either of Wells REF or WREAS II, threatened against or affecting either of Wells REF or WREAS II or relating to or affecting the services currently being provided pursuant to the Advisory Agreement, the Business Employees or the Transferred Assets. There are no outstanding orders, writs,

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judgments, decrees, injunctions or settlements that (i) prohibit or restrict the consummation of the transactions contemplated by this Agreement; (ii) would reasonably be expected to have a Material Adverse Effect on the Business; or (iii) would materially adversely affect the operations, assets or business of WREAS II.
Section 3.5    No Violation of Law.
Each of Wells REF and WREAS II is not, nor in the past five years has it been, in material default under or in material violation of, nor has it been charged with any material violation of, any Law, relating to or arising in any way out of the management of REIT II's business, the Business Employees or the Transferred Assets. To the knowledge of each of Wells REF and WREAS II, none of the Business Employees is, or in the past five years has been, in default under or in violation of, or has been charged with any violation of, any law (i) where the violation constitutes or could constitute a felony; (ii) involving theft, fraud, dishonesty or other moral turpitude; or (iii) relating to regulation of the securities, commodities or the banking or financial services markets. The Business has at all times been operated in all material respects in accordance with applicable laws and permits.
Section 3.6    Employee Matters.
(a)Disclosure Schedule 3.6 sets forth, as of the date hereof, the name, job title, hire date, annual salary or hourly wages, bonus or commission terms, any severance amounts and benefits and any other material terms of employment of all employees of Wells REF and WREAS II who are now or who are expected to be employees of WREAS II as of the Asset Transfer Closing and the Option Closing, together with a statement of the form and amount of all remuneration paid or to be paid to each such person for services rendered to or on behalf of Wells REF or WREAS II during the twelve months prior to the Effective Date (each such employee, together with any new or replacement employees who will be employees of WREAS II as of the Asset Transfer Closing and the Option Closing, being referred to herein as a “Business Employee”). To the knowledge of each of Wells REF and WREAS II, since January 1, 2012, no Business Employee has threatened or otherwise indicated in writing any intent, and neither Wells REF nor WREAS II intends, to cancel or otherwise terminate the employment relationship of any Business Employee (except in connection with any Business Employee becoming an employee of WREAS II).
(b)Except as set forth on Disclosure Schedule 3.6, neither the execution and delivery of this Agreement, nor the performance of the transactions contemplated thereby, will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any payment (including severance payments, payments under any other agreements or unemployment compensation payments) becoming due from either of Wells REF or WREAS II to any Business Employee or any other person, under any plan or otherwise; (ii) increase any benefits otherwise payable under any plan operated or maintained by or on behalf of Wells REF or WREAS II; or (iii) result in any acceleration of the time of payment or vesting of any benefits payable by either of Wells REF or WREAS II to any Business Employee.
Section 3.7    Labor Relations.
There is or are no (i) unfair labor practice, charge or complaint or other proceeding pending or, to the knowledge of either of Wells REF or WREAS II, (A) threatened against either of Wells REF or WREAS II or (B) threatened against either of Wells REF or WREAS II and relating in any way to any Business Employee; (iii) charges pending against Wells REF or WREAS II before any federal, state or local agency responsible for the prevention or investigation of unlawful employment practices; or (iv) charges pending against either of Wells REF or WREAS II before any federal, state or local agency responsible for the prevention or investigation of unlawful employment practices and relating in any way to any Business Employee. To the knowledge of both of Wells REF and WREAS II, both Wells REF and WREAS II (solely

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with respect to any Business Employees), comply, and at all times in the past, have complied, with all laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and have not engaged in any unfair labor practice. Neither Wells REF nor WREAS II is a party to, nor do they have any liability with respect to, any collective bargaining agreement or other labor union contract applicable to the Business Employees or to any other Persons providing services to Wells REF or WREAS II relating to the Business, nor to the knowledge of both of Wells REF and WREAS II, are any activities or proceedings of any labor union or other person to organize any such employees ongoing. There is no labor strike, slowdown, work stoppage or lockout pending or, to the knowledge of both of Wells REF and WREAS II, threatened against or affecting Wells REF or WREAS II (solely with respect to any Business Employees), nor has there been any such activity since their respective formations.
Section 3.8    Brokers.
No agent, broker, investment banker, financial advisor or other firm or person is entitled to any brokerage, finder's, financial advisor's or other similar fee or commission for which WREAS II or REIT II could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Wells REF or WREAS II.
Section 3.9    Capabilities.
Wells REF has, and will maintain throughout the term of this Agreement, sufficient employees and other resources to perform the Services and otherwise satisfy its obligations under this Agreement.
Section 3.10    Real Property.
WREAS II has not and does not own any real property. WREAS II is not a party to any lease agreement pursuant to which WREAS II leases any real property from a third party.
Section 3.11    Contracts.
Disclosure Schedule 3.11 contains a list of each agreement, relationship, commitment or arrangement (collectively, “Material Contracts”), written or oral, relating to the Business to which WREAS II is a party or which will be assigned to WREAS II by Wells REF pursuant to this Agreement and which is:
(i)an agreement (or group of related agreements) for the lease or installment sales purchase of tangible personal property to or from any person;
(ii)an agreement concerning a partnership, limited liability company or joint venture;
(iii)an agreement (or group of related agreements) under which WREAS II has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation;
(iv)an agreement concerning confidentiality, exclusivity, exclusive dealing or noncompetition or otherwise restricting or limiting the conduct of the Business;
(v)an agreement between the Business, on the one hand, and Wells REF or its affiliates, on the other hand;
(vi)an agreement (including a binding offer letter or similar agreement) for the employment of any individual employed in the Business on a full-time, part-time, consulting, or other basis or providing severance benefits;

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(vii)an agreement with a sales representative or broker or any other agreement requiring the payment of commissions, fees or other compensation to third parties relating to the Business;
(viii)an agreement under which the consequences of a default or termination could have a Material Adverse Effect on WREAS II;
(ix)a license or sublicense of any rights under or with respect to any patents, copyrights, software or other intellectual property, including all Licensed Intellectual Property;
(x)any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000; and
(xi)any other agreement, contract or commitment outside the ordinary course of business.
With respect to each such Material Contract, (i) the Material Contract is legal, valid, binding, enforceable, and in full force and effect; (ii) the Material Contract will continue to be legal, valid, binding, enforceable and in full force and effect on the same terms following the consummation of the transactions contemplated hereby; and (iii) no party is in breach or default, and no event has occurred which with notice or passage of time or both would constitute a breach or default, or permit termination, modification, or acceleration, under such Material Contract.
Section 3.12    Taxes.
Since the date of its formation, WREAS II has been wholly-owned by Wells REF and has been disregarded as an entity separate from its owner for federal income tax purposes pursuant to Treasury Regulations section 301.7701-3(b)(1)(ii) and neither Wells REF nor any governmental or regulatory authority has taken a position inconsistent with such treatment.  WREAS II (or Wells REF with respect to WREAS II) has duly and timely filed all Tax Returns required to be filed by it, and all such Tax Returns were correct and complete in all material respects.  All Taxes due and owing by Wells REF or WREAS II relating to the Business (whether or not shown on any Tax Returns) have been paid. All Taxes due and owing (whether or not shown on any Tax Returns), which, if unpaid, may result in a Lien (as defined in the Asset Transfer Agreement) on the Acquired Assets (as defined in the Asset Transfer Agreement) have been paid, except where failure to pay would not have a Material Adverse Effect.  For purposes of this Agreement: (i) “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other Tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person; and (ii) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
Section 3.13    Intellectual Property.
Wells REF and WREAS II own, or have the right to use pursuant to valid and effective agreements, all Intellectual Property. No claims or demands are pending against Wells REF or WREAS II by any person with respect to the use of any Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, and the current use by Wells REF or WREAS II of the

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Intellectual Property does not to Wells REF's knowledge infringe on the rights of any third party. Wells REF and WREAS II are not in default under any agreement or license with respect to any Licensed Intellectual Property. “Proprietary Intellectual Property” means all patents, trademarks, trade names, copyrights, software, technology and process (including all federal, state and foreign registrations pertaining thereto) and all copyright registrations owned by Wells REF or WREAS II as of the date hereof and used or held for use in conducting the Business. “Licensed Intellectual Property” means all patents, trademarks, trade names, copyrights, software, technology and processes used or held for use by Wells REF or WREAS II as of the date hereof in conducting the Business that are used pursuant to a license or other right granted by a third party. “Intellectual Property” means both Proprietary Intellectual Property and Licensed Intellectual Property.
Section 3.14    Insurance.
Wells REF maintains insurance policies for the benefit of WREAS II and the Business (the “Insurance Policies”). The Insurance Policies are in full force and effect, provide coverage that is commercially reasonable to insure WREAS II and the Business in accordance with industry practices and all premiums due thereon have been paid in full in a timely manner. Wells REF and WREAS II have complied in all material respects with the terms and provisions of the Insurance Policies. Except as set forth on Disclosure Schedule 3.14, there are no claims pending or, to the knowledge of Wells REF, threatened, under any of the Insurance Policies in respect of the Business, no disputes with underwriters are pending or, to the knowledge of Wells REF, threatened. Wells REF and WREAS II have been covered at all times during their ownership and operation of the Acquired Assets and the Business by insurance in scope and amount customary and reasonably consistent with industry practice.
Section 3.15    Employee Benefits.
(a)Disclosure Schedule 3.15(a) lists each Employee Benefit Plan that Wells REF or WREAS II maintains and contributes to on behalf of Wells REF or WREAS II employees performing services with respect to the Business, or with respect to which Wells REF has any liability with respect to the Business.
(i)Each such Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all respects with the applicable requirements of ERISA and the Internal Revenue Code, except where the failure to comply would not have a Material Adverse Effect.
(ii)All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made to each such Employee Benefit Plan that is an Employee Pension Benefit Plan. All premiums or other payments that are due have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.
(iii)Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Internal Revenue Code Section 401(a) has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Internal Revenue Code Section 401(a).
(b)Wells REF and WREAS II do not sponsor or contribute to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)).

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF REIT II
Section 4.1Organization and Qualification.
REIT II is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland. REIT II has all requisite corporate power and authority to own, license, use or lease and operate its assets and properties and to carry on its business as it is now conducted.
Section 4.2    Authority; Non-Contravention; Approvals.
(a)REIT II has all requisite corporate power and authority to execute and deliver this Agreement and to perform the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the performance by REIT II of the transactions contemplated by this Agreement have been approved by the board of directors of REIT II. No other corporate proceeding on the part of REIT II is necessary to authorize the execution and delivery of this Agreement or the performance by REIT II of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by REIT II and, assuming the due authorization, execution and delivery of this Agreement by Wells REF and any other party thereto, this Agreement constitutes valid and binding obligations of REIT II enforceable against REIT II in accordance with their respective terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement or creditors' rights generally; and (ii) general equitable principles.
(b)The execution and delivery by REIT II of this Agreement and the performance of the transactions contemplated by this Agreement will not (i) conflict with or result in a breach of any provisions of the articles of incorporation or bylaws of REIT II; or (ii) violate any order, writ, judgment, injunction, decree, statute, treaty, rule or regulation applicable to REIT II, excluding such violations that would not reasonably be expected to have a Material Adverse Effect on REIT II.
(c)No declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any governmental authority is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement by REIT II or the performance by REIT II of the transactions contemplated by this Agreement or the consummation of the transactions contemplated by this Agreement, other than the filing with the SEC of any reports or filings under the Securities Act or the Securities Exchange Act of 1934, as amended.
ARTICLE V
CONSIDERATION/OPTION
Section 5.1Payments.
(a)Monthly Payments. In consideration for the Services to be provided by Wells REF hereunder, REIT II shall pay to Wells REF the sum of five hundred thousand dollars ($500,000.00) per month for twelve (12) months with the first payment being due on July 31, 2012, and the final payment being due on June 30, 2013 (the “Services Fee”). No other payment for Services provided hereunder shall be required. Any Service Fees not paid within 30 days of their due date will be considered delinquent and a late payment charge of the lesser of one percent (1%) of the delinquent balance due or the maximum amount permissible by applicable law will be assessed per month on the amounts that remain delinquent. REIT II shall not offset any amounts owing to it by Wells REF or its affiliates against amounts payable by REIT II hereunder. Should REIT II

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dispute the payment of any Service Fee, REIT II shall promptly notify Wells REF in writing of the nature and basis of such dispute. Any attempted termination by REIT II except as provided for in Section 1.3(b) will result in an acceleration of all payments by REIT II hereunder.
(b)Reimbursable Expenses. In addition to the Services Fee, REIT II shall reimburse Wells REF for fifty percent (50%) of the following costs and expenses (the “Reimbursable Expenses”) that may be incurred from time to time in connection with performing the Services hereunder, including, without limitation, in connection with the Asset Transfer Closing and the Option Closing:
(i)direct reasonable travel, lodging and other out-of-pocket expenses incurred by Wells REF in connection with providing the Services;
(ii)costs and expenses paid to unaffiliated third parties in connection with obtaining any Required Consents;
(iii)reimbursable Subcontractor Fees (as defined in Section 1.1(c));
(iv)consulting fees and onboarding fees required by third party service providers; and
(v)other fees and expenses required to perform the Services hereunder.
REIT II's obligation to pay Reimbursable Expenses shall be limited to $250,000 in the aggregate. Wells REF shall be responsible for the remainder of any Reimbursable Expenses. Wells REF shall invoice REIT II on a monthly basis for any Reimbursable Expenses and shall provide REIT II with any documentation reasonably requested to verify the costs and expenses. Invoices for Reimbursable Expenses shall be due and payable within thirty (30) days of receipt of the invoice, provided, however, that if any Reimbursed Expenses are disputed, REIT II shall pay its share of the undisputed Reimbursable Expenses and any disputed Reimbursable Expenses that are determined to be payable by REIT II after resolution of the dispute shall be paid following such determination.
(c)Nature of Payments. All payments to be made to Wells REF or WREAS II hereunder shall not be deemed “Portfolio G&A Expenses” or “Personnel Expenses” (as defined in the Advisory Agreement) and subject to the limitations on reimbursements pursuant to Section 9(c)(iii) of the Advisory Agreement.
Section 5.2    WREAS II Assignment Option.
(a)Assignment Option. REIT II shall have the option (the “Assignment Option”), in its sole discretion upon delivery of written notice to Wells REF (the “Option Notice”) at any time on or after January 1, 2013 and before the expiration of the Transition Period (the “Option Notice Date”), to require Wells REF to effect the WREAS II Assignment. As soon as reasonably practicable, but no later than twenty (20) days following the Option Notice Date, Wells REF, WREAS II, and REIT II shall enter into (i) an Assignment and Assumption Agreement in the form attached hereto as Exhibit B, pursuant to which Wells REF will transfer, convey and assign to REIT II all of the outstanding Equity Interests in WREAS II (the “Option Closing”) and (ii) a Consulting Agreement with respect to the provision of certain services currently provided by the Initial Term Advisory Agreement in the form attached hereto as Exhibit C. Notwithstanding the foregoing, it shall be a condition precedent to exercising the Assignment Option that REIT II has executed and delivered to Wells REF the Renewal Advisory Agreement substantially in the form set forth on Exhibit D hereof on or before January 1, 2013. As of the date of the Option Closing, WREAS II shall, and Wells REF shall cause WREAS II to, (i) have no obligations or liabilities to Wells REF or its affiliates, (ii) have current assets that are not less than current liabilities (as finally determined in accordance with the Assignment and Assumption Agreement), and (iii) have no long term liabilities other than the Assumed Compensation Plans

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(as defined in the Assignment and Assumption Agreement).
(b)Prohibition Against Transfers. During the Transition Period, Wells REF shall not transfer, assign, sell, gift-over, pledge, encumber or otherwise dispose of, or consent to any of the foregoing with respect to, any or all of its interest in and to the outstanding equity interests in WREAS II, or any right or interest therein and shall not amend or otherwise modify the operating agreement of WREAS II.
(c)Operation of WREAS II's Business. During the Transition Period, unless otherwise consented to in writing by REIT II or as contemplated by this Agreement, Wells REF shall operate the business of WREAS II in the ordinary course.
(d)Access to Records. Wells REF shall afford REIT II and its representatives access, during normal business hours and upon reasonable advance notice, to all of WREAS II's business operations, properties, books, financial statements, files and records, cooperate in the examination thereof and furnish REIT II with all information with respect to the business and affairs of WREAS II as REIT II may reasonably request; provided, however, that any such investigation shall be conducted in a manner as not to interfere unreasonably with the business of Wells REF or WREAS II.
ARTICLE VI
CONFIDENTIALITY
Section 6.1Confidential Information.
As used in this Agreement, the term “Confidential Information” means any and all information, data, materials, products, intellectual property rights and processes disclosed by a party, or its agents, to any other party, or its agents, or obtained by a party, or its agents, from any other party, during the term of this Agreement, to the extent the same (i) is not and does not become generally available to the public other than as a result of a breach of this Agreement, (ii) was not already known by the recipient when received or obtained from another party and (iii) was not independently acquired or developed by the recipient without violating the terms of this Agreement or any other obligation of confidentiality.
Section 6.2    Use of Confidential Information.
During the term of this Agreement, the parties may communicate to each other certain Confidential Information to enable Wells REF to perform the Services hereunder and to enable the parties to fulfill their obligations hereto, or Wells REF or WREAS II may develop Confidential Information for REIT II. Each party agrees (i) to treat, and to cause its employees, agents, subcontractors and representatives, if any, to treat as confidential, all such information, (ii) to transmit such Confidential Information only to those of its employees, agents, subcontractors and representatives, if any, which such party determines needs to know such information to enable such party to perform its obligations hereunder, and (iii) except as necessary in the performance of the Services, not to disclose any such Confidential Information or make available any reports, recommendations or conclusions which Wells REF may make for REIT II to any person, firm or corporation without first obtaining REIT II's written approval. Wells REF further agrees that, Wells REF and its affiliates (and their respective employees, agents, subcontractors and representatives) shall not directly or indirectly permit any other entity to use for its own benefit or the benefit of any other entity any Confidential Information of REIT II. The parties further agree to take such steps to protect and maintain the security and confidentiality of the Confidential Information on a no less stringent basis as each would in the case of its own confidential business information. The foregoing shall not prohibit or restrict any party from disclosing any information: (a) any disclosure of which is necessary to comply with any applicable laws, including,

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without limitation, federal or state securities laws, or any exchange listing or similar rules and regulations; (b) the disclosure of which is ordered pursuant to a subpoena or other order from a court or governmental body of competent jurisdiction; (c) if such information is now, or hereafter is made, generally available to the public other than by disclosure in violation of this Agreement; (d) if such information was disclosed to the disclosing party by a third party that the disclosing party, in good faith, believes was not bound by an obligation of confidentiality; or (e) if the parties hereto consent to the form and content of any such disclosure. If any party learns that disclosure of such information is sought in or by a court or governmental body of competent jurisdiction or through other means, such party shall (1) give prompt notice to the other party prior to making such disclosure and allow such other party, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information, (2) reasonably cooperate with such other party in its efforts to prevent, or obtain a protective order for, such disclosure, and (3) disclose the minimum amount of information required to be disclosed.
Section 6.3    Data Systems.
Except for the Transferred Assets, data systems used by Wells REF to perform the Services provided hereunder (and not owned or leased by REIT II) are confidential and proprietary to Wells REF or third parties. REIT II shall treat these data systems and all related procedures and documentation as Confidential Information and proprietary to Wells REF or their respective third party vendor
Section 6.4    Intellectual Property.
Except for the Transferred Assets: (a) all data systems, procedures, software, manuals, documentation, related materials and any Intellectual Property rights provided to REIT II by Wells REF and its affiliates as part of the Services (the “Wells REF Technology”) are owned by or licensed to Wells REF and its affiliates and are provided solely for REIT II's internal use in connection with the Services provided hereunder; (b) all right, title and interest in and to the Wells REF Technology shall remain the property of Wells REF, its affiliates or their third party vendors, as applicable; (c) REIT II shall not copy, modify, reverse engineer, decompile or in any way alter any of the Wells REF Technology without Wells REF's prior written consent, which may be withheld in Wells REF's sole discretion; and (d) upon the termination of any of the Services or termination or expiration of this Agreement, REIT II shall return to Wells REF, as soon as reasonably practicable, all equipment, hardware, software, Wells REF's Technology (and any tangible embodiments or copies thereof) or other property provided by Wells REF or their Affiliates as part of the Services and is or was in the possession or control of REIT II or its Affiliates. Notwithstanding the foregoing, Wells REF agrees that all Wells REF Technology that is used in connection with the Business will be included in the Transferred Assets.
Section 6.5    Return of Information.
Upon expiration or termination of this Agreement, Wells REF shall promptly return, or cause to be returned, to REIT II all of REIT II's data which is in the possession of Wells REF or third parties performing Services on behalf of Wells REF on the date of expiration or termination of this Agreement.
ARTICLE VII
INDEMNIFICATION AND DAMAGES
Section 7.1Indemnification of Wells REF and WREAS II.
REIT II shall indemnify Wells REF and WREAS II, and each of them, and shall hold each of Wells REF and WREAS II harmless against, any loss, damage, cost or expense (including reasonable attorneys'

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fees) (collectively, “Losses”) which either of Wells REF or WREAS II may sustain or incur by reason of any claim, demand, suit or recovery by any third party allegedly arising out of either of Wells REF's or WREAS II's performance of the Services or either of Wells REF's or WREAS II's acts or omissions in connection with its performance of the Services hereunder, subject to any limitations imposed by the laws of the State of Maryland or REIT II's Articles of Incorporation in effect as of the Effective Date, except in cases where the claim arises out of either of Wells REF's or WREAS II's bad faith, gross negligence or willful misconduct in performing the Services or the breach by Wells REF or WREAS II of their obligations under this Agreement.
Section 7.2    Indemnification of REIT II.
Wells REF shall indemnify and shall hold REIT II harmless against any Losses which REIT II may sustain or incur by reason of any claim, demand, suit or recovery by any third party allegedly arising out of Wells REF's or WREAS II's bad faith, gross negligence or willful misconduct in performing the Services or the breach by Wells REF or WREAS II of their obligations under this Agreement.
Section 7.3    Limitation of Liability.
(a)Reliance. Wells REF and WREAS II may rely conclusively on, and will have no liability to REIT II for acting upon, any instruction, notice, certificate, statement, instrument, report or other paper or document which REIT II or those acting on its behalf provides to Wells REF or WREAS II in connection with the performance of the Services.
(b)Limitation. Wells REF's and WREAS II's total liability for all claims asserted by REIT II related to or arising from the provision of Services under or in connection with this Agreement, regardless of the form of the action or the theory of recovery, even if either of Wells REF or WREAS II has been advised of the possibility of such damages, whether based upon an action or claim in contract, tort, breach of warranty, or otherwise, will be limited, in the aggregate, to an amount equal to the total fees and expenses (including Service Fees) paid to Wells REF pursuant to this Agreement.
(c)Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, THE SERVICES ARE PROVIDED “AS IS” AND WELLS REF DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES AND MAKE NO REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY, SUITABILITY OR ADEQUACY OF THE SERVICES FOR ANY PURPOSE OR USE.
ARTICLE VIII
MISCELLANEOUS
Section 8.1Compliance with Laws.
Each of the parties hereto shall, with respect to its obligations and performance hereunder, comply with all applicable requirements of applicable law, including, without limitation, import and export control, environmental and occupational safety requirements.
Section 8.2    Governing Law; Dispute Resolution; Payments.
(a)Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia, without regard to the conflicts of law principles of such State. The parties hereto consent and submit to the exclusive jurisdiction of the courts (State and federal)

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located in the State of Georgia in connection with any controversy arising under this Agreement or its subject matter. The parties hereby waive any objection they may have in any such action based on lack of personal jurisdiction, improper venue or inconvenient forum. The parties further agree that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth below shall be effective legal service for any litigation brought in such courts.
(b)Dispute Resolution. Any dispute, controversy or claim between REIT II and Wells REF arising out of or relating to the Services to be performed under or the transactions contemplated by this Agreement or the validity, interpretation, breach or termination of this Agreement, including claims seeking redress or asserting rights under any law (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Section 8.2(b). Before filing any lawsuit in connection with a Dispute, any party seeking resolution of a Dispute shall first endeavor to resolve the Dispute at the working team level (i.e. among the persons principally responsible for discharging the parties' respective obligations hereunder). If the parties are unable to resolve such Dispute at the working team level within five (5) business days, either party can refer such Dispute to a responsible executive of REIT II or Wells REF for resolution. The parties shall negotiate in good faith to resolve such Dispute for thirty (30) days from the date on which such Dispute is referred to their respective executives. Notwithstanding the foregoing, either party may take immediate action to seek an injunction, specific performance, or other equitable relief in connection with this Agreement without first following the foregoing escalation and negotiation protocols. In no circumstances shall Wells REF suspend performance of the Services during the pendency of any Dispute and each party shall continue to perform its obligations under this Agreement during the pendency of any Dispute.
Section 8.3    Injunctive Relief; Waiver of Jury Trial.
(a)Injunctive Relief. Because of the special nature of the Services and the disruption to REIT II that could ensue from Wells REF's failure in breach of this Agreement to provide any of the Services to REIT II, or the failure by REIT II to make such payments and to use commercially reasonable efforts to assist Wells REF in the provision of the Services or the failure of Wells REF or REIT II to fulfill their obligations in connection with the Asset Transfer Closing or the Assignment Option, the parties agree that each of REIT II and Wells REF would be irreparably harmed by any such failure. For these reasons, Wells REF and REIT II mutually agree that each of REIT II and Wells REF shall be entitled to injunctive relief, including Wells REF's specific performance of its obligations under this Agreement (without posting of a bond or other security), in addition to all other remedies available to REIT II in law or at equity or otherwise (subject to the limitations set forth in this Agreement), for any such breach. All such actions for injunctive relief shall be brought in a court of competent jurisdiction in accordance with Section 8.2 of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement, and further remedies may be pursued in accordance with this Agreement.
(b)Waiver. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND AGREE THAT NEITHER PARTY SHALL BE LIABLE FOR ANY PUNITIVE DAMAGES.
Section 8.4    Force Majeure.
Except for REIT II's obligation to make timely payments for Services performed in accordance with the terms hereof and Wells REF's obligation with respect to the Assignment Option, no party shall have any liability for any losses or delay due to fire, explosion, lightning, pest damage, power failure or surges, strikes or labor disputes, water or flood, acts of God, the elements, war, civil disturbances, acts of civil or military authorities or the public enemy, acts or omissions of communications or other carriers, or any other cause

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beyond such party's reasonable control, whether or not similar to the foregoing that prevent such party from materially performing its obligations hereunder. If any party claims a condition of force majeure as an excuse for non-performance of any provision of Services, the party asserting the claim must notify the other parties hereto in writing as soon as practicable of the force majeure condition, describing the condition in reasonable detail and, to the extent known, the probable extent and duration of the condition. For so long as a condition of force majeure continues, the party invoking the condition as an excuse for non-performance hereunder will use commercially reasonable efforts to cure or remove the condition as promptly as possible or to provide an alternative method to provide the Services so as to resume performance of its obligations hereunder as promptly as possible. In no event shall a force majeure event limit or excuse Wells REF's performance of its obligations with respect to the Assignment Option.
Section 8.5    Assignment.
This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable or transferable by any party without the prior written consent of the other party hereto, and any such unauthorized assignment or transfer will be void ab initio; provided, however, that either party shall be entitled, without the consent of the other party, to assign its rights and obligations hereunder to any of its affiliates; provided, further that no such assignment shall relieve the assignor of its obligations hereunder. REIT II acknowledges that the Services may be performed by one of Wells REF's affiliates.
Section 8.6    Entire Agreement; Modification; Waivers.
This Agreement (and the Schedules and Exhibits hereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiation, commitments and writings with respect to the Services and the Assignment Option. This Agreement and the Schedules and Exhibits attached hereto may not be altered, modified or amended except by a written instrument signed by all affected parties. The failure of any party to require the performance or satisfaction of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
Section 8.7    Severability.
The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect, unless the deletion of such provision shall materially adversely effect the benefits or obligations of Wells REF, on the one hand, or REIT II, on the other hand, in which event the parties shall use their respective commercially reasonable efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.
Section 8.8    Survival of Obligations.
The obligations of the parties under Section 5.2, Articles VI and VII and Sections 8.2, 8.3 and 8.8-8.15 shall survive the expiration of this Agreement.
Section 8.9    Title and Headings.
Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

19

Section 8.10    Execution in Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 8.11    Savings Clause.
If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.
Section 8.12    Notices.
All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person, or sent by facsimile, or sent by overnight courier service or sent by certified mail, postage prepaid, and properly addressed as follows:
To Wells REF:

Wells Real Estate Funds, Inc.
6200 The Corners Parkway
Norcross, Georgia 30039
Fax: _________________
Attention: Robert M. McCullough

With Copy To:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309
Fax: (404) 881-7777
Attention: Mark C. Kanaly, Esq.

To REIT II:

Wells Real Estate Investment Trust II, Inc.
6200 The Corners Parkway
Norcross, GA 30092
Attention: Chairman of the Strategic Planning Committee

With Copy To:

Rogers & Hardin LLP
2700 International Tower
229 Peachtree Street NE
Atlanta, GA 30303-1601
Fax: (404) 525-2224
Attention: Edward J. Hardin and David G. Thunhorst

20

DLA Piper US LLP
4141 Parklake Avenue Suite 300
Raleigh, NC 27612-2350
Fax: (914) 786-2202
Attention: Robert Bergdolt

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new name and/or address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.
All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 8.12 if delivered personally or by overnight courier, shall be effective upon delivery; if sent by facsimile, shall be delivered upon receipt of proof of transmission and if delivered by mail, shall be effective three (3) business days following deposit in the United States mail, postage prepaid.
Section 8.13    No Presumption Against Drafter.
Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.
Section 8.14    Reasonableness Standard.
Each of the parties hereto acknowledges and agrees that the governing provisions of this Agreement and the Schedules and Exhibits that are a part hereof have been negotiated by the parties with the intention that the parties use a reasonableness standard in the performance of their respective obligations hereunder.
Section 8.15    No Effect on Advisory Agreement.
Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall modify or alter any obligations of any of the parties pursuant to the Advisory Agreements.

21

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

WELLS REAL ESTATE FUNDS, INC.

By: /s/ Robert M. McCullough
Name: Robert M. McCullough
Title: Vice President

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

By: /s/ Neil Strickland
Name: Neil Strickland
Title: Chairman, Conflicts Committee

WELLS REAL ESTATE ADVISORY SERVICES II, LLC

By: /s/ Randy Fretz
Name: Randy Fretz
Title: Senior Vice President

22

Services Schedule
Services - Section 1.1 (a) (i)
Services to include but not limited to:
Finance & Accounting

•	Corporate Accounting & AP

•	Internal Audit

•	Treasury & Cash

•	Credit & Risk Management

•	Tax & Filing - IRS, State, Local

Human Resources

•	Organization structure, positions, titles, headcount

•	Transfer people, payroll and benefits from WREF to WREAS II

•	Prepare Job/position descriptions

•	Transfer HR records & set up HR admin

•	Recruit for open positions

•	Write and administer employment contracts/agreements

•	Create/transfer performance management & review system

•	Define and administer Merit Increase policy

•	Set up Payroll system & administration; enter into license and support agreements

•	Set up Withholdings system & administration

•	IRS payroll tax files and employee 1099 administration

•	Prepare/transfer salary plans & levels

•	Prepare and administer bonus & incentive plans

•	Create Stock incentive plans

•	Separate & set up 401K plan & administration; enter into new license and maintenance agreements

•	Separate & set up PTO & holiday plan & administration

•	Separate/set up Benefits plan & administration - medical, dental, vision, death, disability; enter into new service contracts with vendors

•	Ensure HR/HIPAA/Fair Labor Act regulatory & compliance in place

•	Provide for WREF carryovers/transfers - plans, benefits, pre-existings, etc.

•	Create employee handbook policies & guidelines

Forecast/Analytics, Processes, Applications & Systems

•	Transfer/set up separate Argus property models; enter into new license and maintenance agreements

•	Transfer/set up separate excel property database; enter into new license and maintenance agreements

•	Transfer/set up separate leasing database; enter into new license and maintenance agreements

•	Set up and transfer of following Proprietary System Applications and Intellectual Property

◦	5 year cash/GAAP reporting/forecasting

◦	Portfolio analytics & database

◦	Joint venture reporting & analytics

◦	Period benchmarking

◦	Covenant management & reporting

◦	Speculative leasing & database

◦	Dividend modeling

◦	Proforma capital analysis

◦	Key performance indicators

◦	Actual & budget reporting

◦	SRP scenario modeling

◦	DRP projections & modeling

◦	CAPEX model & forecasting

◦	Cash P&L proformas

◦	Sources & uses statements

◦	Lender, I-bank & rating agency analytics & presentations

◦	Supplemental analytics & external reports/analysis

IT & Core Infrastructure Support Functions & Requirements

•	Install/license and enter into support agreements for MS exchange for employee users

•	Install/license and enter into support agreements for Outlook

•	Install/license and enter into support agreements for Windows office

•	Set up/install telephone services

•	Create/install/provide Network administration

•	Define/provide System backups

•	Define/provide Network Security systems

•	Define/set up/manage data support & data retention systems

•	Transfer/support and enter into support agreements for Argus application

•	Transfer/support and enter into support agreements for MRI

•	Transfer/support and enter into support agreements for TM-1

•	Set up/provide mobile device administration & support

•	Set up/install/provide computer, hardware & equipment support

•	Transfer/provide equipment & service leasing support/administration

Entity & Legal Functions & Requirements

•	Relocate & set up corporate office & workstations

•	Name/entity registrations

•	Entity employer numbers

•	Entity tax numbers

•	Transfer/set up A/P & A/R systems

•	Set up entity Bank accounts - operating, LOCs, etc.

•	Notify vendors, service providers, contract holders

•	Assign/set up/notify address & phone number changes

•	Corporate insurance contracts on behalf of the Company (D&E, E&O, Key Man Insurance, etc.)

•	Workers' compensation coverage establishment and administration

Governance & Oversight

•	Board books & materials transfer/set up/preparation/maintenance

•	Board minutes transfer/maintenance

•	Board/entity reports & record keeping archiving/management

•	Board/Committee meeting management & preparation

•	Board meeting logistics & calendars

•	Stockholder proxy preparation/solicitation/oversight

•	REIT II/WREF agreements oversight & management

•	Board/Advisor management & oversight

Disclosure Statement 3.2
Authority; Non-Contravention; Approvals - Section 3.2 (b)

None

Disclosure Statement 3.4
Litigation - Section 3.3

As disclosed in Wells Real Estate Investment Trust II's 2012 first quarter 10Q (and previous 10K and 10Q filings):
On March 12, 2007, a stockholder of Piedmont Office Realty Trust, Inc. ("Piedmont REIT") filed a putative class action and derivative complaint, presently styled In re Wells Real Estate Investment Trust, Inc. Securities Litigation, in the United States District Court for the District of Maryland against, among others, Piedmont REIT; Leo F. Wells, III, the Chairman of our Board of Directors; Wells Capital; Wells Management; certain affiliates of WREF; the directors of Piedmont REIT; and certain individuals who formerly served as officers or directors of Piedmont REIT prior to the closing of the internalization transaction on April 16, 2007.

The latest status is:
On March 20, 2012, the Court granted the defendants leave to file a motion for summary judgment.  On April 5, 2012, the defendants filed a motion for summary judgment. On April 24, 2012, the plaintiff filed its response to the defendants' motion for summary judgment. On May 7, 2012, the defendants filed their reply in support of their motion for summary judgment.  The defendants' motion for summary judgment is currently pending before the Court.
Mr. Wells, Wells Capital, and Wells Management believe that the allegations contained in the complaint are without merit and intend to vigorously defend this action. Although WREF believes that it has meritorious defenses to the claims of liability and damages in these actions, WREF is unable at this time to predict the outcome of these actions or reasonably estimate a range of damages, or how any liability and responsibility for damages might be allocated among the 17 defendants in the action, which includes 11 defendants not affiliated with Mr. Wells, Wells Capital, or Wells Management. The ultimate resolution of these matters could have a material adverse impact on WREF's financial results, financial condition, or liquidity.

Disclosure Schedule 3.6
Employee Matters - Section 3.6 (a) and (b)

This disclosure schedule will be sent under separate cover to legal counsel due to the confidential nature of some of the information required to be on this schedule.

Disclosure Schedule 3.11
Contracts - Section 3.11

Section 3.11

(i)	None

(ii)	None

(iii)	None

(iv)	None

(v)	Two agreements with affiliates:

1.	Wells Capital, Inc. Master Services Agreement with Wells Real Estate Advisory Services II, LLC

2.	Wells Management, Inc. Master Services Agreement with Wells Real Estate Advisory Services II. LLC

3.	Wells Real Estate Services, LLC Master Service Agreement with Wells Real Estate Advisory Services II, LLC

(vi)	None

(vii)	None

(viii)	None

(ix)	None

(x)	None

(xi)	None

Disclosure Schedule 3.11 shall be supplemented by Wells REF at the time of the Asset Transfer Closing and the Option Closing to reflect any material contracts to be assigned to or entered into by WREAS II provided, however, that any Material Contract added to this Disclosure Schedule shall be subject to the prior written approval of REIT II.

Disclosure Schedule 3.14

Insurance - Section 3.14

None

Exhibit A

ASSET TRANSFER AGREEMENT
between
WELLS REAL ESTATE FUNDS, INC.
and
WELLS REAL ESTATE ADVISORY SERVICES II, LLC
Dated [__], 2013

TABLE OF CONTENTS
Page

ARTICLE I-DEFINITIONS	1

ARTICLE II-TRANSFER OF ASSETS	2

Section 2.1-Transfer of Assets	2

Section 2.2-Assumption of Liabilities	3

ARTICLE III-COVENANTS	3

Section 3.1-General	3

Section 3.2-Litigation Support	3

Section 3.3-Transition	3

ARTICLE V-MISCELLANEOUS	3

Section 5.1-Press Releases and Public Announcements	3

Section 5.2-No Third-Party Beneficiaries	4

Section 5.3-Entire Agreement	4

Section 5.4-Succession and Assignment	4

Section 5.5-Counterparts	4

Section 5.6-Headings	4

Section 5.7-Notices	4

Section 5.8-Governing Law	5

Section 5.9-Amendments and Waivers	5

Section 5.10-Severability	5

Section 5.11-Expenses	5

Section 5.12-Construction	5

Section 5.13-Employee Benefit Matters	6

Section 5.14-Bulk Transfer Laws	6

ASSET TRANSFER AGREEMENT
This Asset Transfer Agreement (this ''Agreement'') is entered into as of [__], 2013 (the “Asset Transfer Closing Date”), by and between Wells Real Estate Advisory Services II, LLC, a Delaware limited liability company (“WREAS II”), and Wells Real Estate Funds, Inc., a Georgia corporation (“Wells REF”). WREAS II and Wells REF are referred to collectively herein as the “Parties.”
WHEREAS, in connection with the execution and delivery of the Transition Services Agreement (the “Transition Services Agreement”) by and among Wells REF, WREAS II, and Wells Real Estate Investment Trust II, Inc., a Maryland corporation (“REIT II”), Wells REF has agreed to transfer, assign, convey, and deliver to WREAS II, and WREAS II will acquire and accept from Wells REF, the assets, properties, proprietary systems, processes, rights, and contracts necessary for WREAS II to provide services under the Advisory Agreement by and between REIT II and WREAS II, in substantially the same manner as is presently being conducted; and
WHEREAS, pursuant to the terms of the Transition Services Agreement, each of Wells REF and WREAS II will execute this Agreement effecting the transfer of such assets, properties, rights, and contracts.
NOW, THEREFORE, in consideration of the premises and the mutual promises herein made and as set forth in the Transition Services Agreement, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:
ARTICLE I-DEFINITIONS
“Acquired Assets” means all of the assets, properties, proprietary systems, processes, rights and contracts used in connection with the Business set forth on Acquired Assets Schedule 2.1; provided, however, that the Acquired Assets shall not include those assets owned by Wells REF not so listed on Acquired Assets Schedule 2.1.
“Advisory Agreement” means the advisory agreement between WREAS II and REIT II, and any predecessor agreement, successor agreement, or renewal thereof.
“Assumed Liabilities” means all liabilities and obligations of Wells REF incurred in connection with the operation of the Business that are set forth on Assumed Liabilities Schedule 2.2 (whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due; provided, however, that the Assumed Liabilities shall not include those liabilities of Wells REF not so listed on Assumed Liabilities Schedule 2.2.
“Business” means the provision of services by Wells REF to REIT II pursuant to the terms of the Advisory Agreement in substantially the same manner as is presently being conducted.
“Delayed Assets” has the meaning set forth in the Transition Services Agreement.
“Employee Benefit Plan” means any ''employee benefit plan'' (as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program or arrangement.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Knowledge” means actual knowledge without independent investigation.
“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than (a) mechanics', materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, and (c) liens securing rental payments under capital lease arrangements.
“Material Adverse Effect” or “Material Adverse Change” means (i) with respect to Wells REF, a material adverse effect on the business, contracts, assets, financial condition or results of operations of Wells REF, or on the ability of Wells REF to perform its respective obligations under this Agreement; and (ii) with respect to WREAS II, a material adverse effect on the business, contracts, assets, financial condition or results of operations of WREAS II, or on the ability of WREAS II to perform its respective obligations under this Agreement; provided, however, that for the purposes of clauses (i) and (ii) with respect to any person or entity, such provision shall not include any state of facts, development, occurrence, effect, event or change arising out of or resulting from (A) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (B) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which such Persons conduct business or (C) any conditions generally affecting the office and industrial real estate industry, including economic, legal and regulatory changes.
“Multiemployer Plan” has the meaning set forth in ERISA §3(37).
“Party” has the meaning set forth in the preface above.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term ''Subsidiary'' shall include all Subsidiaries of such Subsidiary.
ARTICLE II-TRANSFER OF ASSETS
Section 2.1-Transfer of Assets
On and subject to the terms and conditions of this Agreement, Wells REF hereby transfers, assigns, conveys, and delivers to WREAS II, all of the Acquired Assets set forth on Acquired Assets Schedule 2.1 as of the date of this Agreement free and clear of any Liens and WREAS II hereby acquires and accepts the Acquired Assets; provided, however, that WREAS II and Wells REF acknowledge that the Acquired Assets that are Delayed Assets are not conveyed to WREAS II as of the Asset Transfer Closing Date but shall be conveyed no later than June 30, 2013. WREAS II will not accept or acquire any other asset of Wells REF not included within the definition of Acquired Assets.
Section 2.2-Assumption of Liabilities
On and subject to the terms and conditions of this Agreement, WREAS II agrees to assume and thereafter pay, perform, become responsible for, and discharge all of the Assumed Liabilities set forth on Assumed Liabilities Schedule 2.2 as of the date of this Agreement. WREAS II will not assume or have any responsibility with respect to any other obligation or liability of Wells REF not included within the definition of Assumed Liabilities.
ARTICLE III-COVENANTS
The Parties agree as follows with respect to the period following the date hereof:

Section 3.1-General
In case at any time after the date hereof any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party. Without limiting the generality of the foregoing, Wells REF agrees to execute and deliver to WREAS II a bill of sale or assignment agreement transferring, assigning and conveying to WREAS II the Acquired Assets that are Delayed Assets, free and clear of any Liens.
Section 3.2-Litigation Support
In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the date hereof involving the Business, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.
Section 3.3-Transition
Wells REF will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Wells REF from maintaining the same business relationships with WREAS II with respect to the Business after the date hereof as it maintained with Wells REF or WREAS II prior to the date hereof.
ARTICLE V-MISCELLANEOUS
Section 5.1-Press Releases and Public Announcements
No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).
Section 5.2-No Third-Party Beneficiaries
This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
Section 5.3-Entire Agreement
This Agreement (including the Transition Services Agreement and the exhibits thereto and the other documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
Section 5.4-Succession and Assignment
This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.
Section 5.5-Counterparts

This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
Section 5.6-Headings
The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 5.7-Notices
All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (d) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Wells REF: Wells Real Estate Funds, Inc. 6200 The Corners Parkway Norcross, Georgia 30039 Attention: Robert M. McCullough	Copy to: Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 Attention: Mark C. Kanaly
If to WREAS II: c/o Wells Real Estate Funds, Inc. 6200 The Corners Parkway Norcross, Georgia 30039 Attention: Nelson Mills	Copy to: DLA Piper LLP (US) 4141 Parklake Avenue Suite 300 Raleigh, NC 27612-2350 Attention: Robert Bergdolt

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
Section 5.8-Governing Law
This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia.
Section 5.9-Amendments and Waivers
No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by WREAS II and Wells REF. The parties acknowledge that they will not amend or waive any provision of this Agreement without the prior written consent of REIT II. Wells REF may consent to any such amendment at any time with the prior authorization of its board of directors. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
Section 5.10-Severability

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
Section 5.11-Expenses
Each of WREAS II and Wells REF will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
Section 5.12-Construction
The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word ''including'' shall mean including without limitation.
Section 5.13-Employee Benefit Matters
At and as of the date hereof, WREAS II will adopt, assume, and make available to the Business Employees Employee Benefit Plans substantially similar to the existing Employee Benefit Plans that are currently being maintained or to which contributions are made solely for the benefit of current and former Wells REF employees and each trust, insurance contract, annuity contract, or other funding arrangement thereunder. Wells REF will transfer (or cause the plan administrators to transfer) at and as of the date hereof all of the corresponding assets associated with the Employee Benefit Plans that WREAS II is adopting and assuming. With respect to each Multiemployer Plan, the Parties shall take all actions necessary to comply with the requirements of ERISA §4204.
Section 5.14-Bulk Transfer Laws
WREAS II acknowledges that Wells REF will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.
* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Asset Transfer Agreement as of the date first above written.
WELLS REF:
Wells Real Estate Funds, Inc.
By:
Name:
Title:
WREAS II:
Wells Real Estate Advisory Services, LLC
By:
Name:
Title:

Exhibit B
ASSIGNMENT AND ASSUMPTION AGREEMENT
This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of [__], 2013 (the “Assignment Effective Date”) is made by and between Wells Real Estate Funds, Inc., a Georgia corporation (“Wells REF”), to [Wells Real Estate Investment Trust II, Inc., a Maryland corporation or Wells Operating Partnership II, L.P. (“REIT II”)].
WHEREAS, Wells REF owns all of the issued and outstanding limited liability company membership interests in Wells Real Estate Advisory Services II, LLC, a Delaware limited liability company (“WREAS II”);
WHEREAS, each of Wells REF, WREAS II, and REIT II are parties to the Transition Services Agreement (the “Transition Services Agreement”), whereby REIT II is granted the option to acquire all issued and outstanding limited liability company interests of WREAS II held by Wells REIT, and all rights, title, benefits, privileges and interests therein (the “Units”);
Whereas, pursuant to Section 2 of Article V of the Transition Services Agreement, REIT II is granted the option, in its sole discretion upon delivery of written notice (the “Option Notice”) to Wells REF at any time on or after January 1, 2013 and before the expiration of the Transition Period to require Wells REF to effect the WREAS II Assignment; and
WHEREAS, REIT II has duly delivered the Option Notice to Wells REF, evidencing its desire to acquire and assume the Units.
NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.Recitals. The foregoing recitals are made a part of this Agreement.
2.Definitions. All capitalized terms used in this Agreement but not otherwise defined herein are given the meanings set forth in the Transition Services Agreement.
3.Transfer and Assignment of the Units. Wells REF hereby grants, conveys, assigns, transfers and delivers the Units to REIT II, and its successors and assigns, and REIT II hereby accepts such Units (including without limitation, all of Wells REF's right, title, benefits, privileges and interest in and to the profits, losses, distributions, and capital of WREAS II represented by the Units) as of the date hereof.
4.Acceptance of Assignment. REIT II hereby accepts the assignment and transfer of Wells REF's right, title, benefits, privileges and interest in and to the Units. Notwithstanding any provision in WREAS II's limited liability company operating agreement to the contrary, REIT II is hereby admitted as the sole member of WREAS II. Effective as of the execution and delivery of this Agreement by all parties hereto, Wells REF shall no longer be a member of WREAS II.
5.Representations and Warranties of Wells REF. Wells REF represents and warrants to REIT II that, (a) each of the representations and warranties made by Wells REF in the Transition Services Agreement and the Asset Transfer Agreement are true and correct in all respects as of the date hereof; (b) WREAS II has no obligations or liabilities to Wells REF or any of its affiliates (other than its obligations with respect to the Assumed Liabilities as defined in and pursuant to the Asset Transfer Agreement); (c) WREAS II's current assets are not less than the current liabilities and WREAS II has no indebtedness or other long-term liabilities other than the compensation plans relating to WREAS II employees set forth on Schedule A hereto (the “Assumed Compensation Plans”); (d) WREAS II is not in default under any contract to which WREAS II is a party and has made all payments when due under such contracts; and (e) WREAS II has operated in the ordinary course of business since the Asset Transfer Closing. Wells REF and WREAS II agree that the actual current assets and current liabilities as of the Assignment Effective Date shall be finally determined no later than thirty (30) days following the Assignment Effective Date. If current liabilities exceed current assets as finally determined, then Wells REF shall be responsible for the deficiency, after taking into account any reimbursement obligations of REIT II under the Renewal Advisory Agreement.
6.Indemnification. REIT II hereby agrees to cause WREAS II to indemnify, defend and hold harmless Wells REF, its successors and assigns, of and from any and all costs, liabilities and expense, including court costs and attorneys fees, arising from or connected with the operation of the Business by WREAS II or REIT II after the Assignment Effective Date and the Assumed Compensation Plans. Wells REF hereby agrees to indemnify, defend and hold harmless REIT II and WREAS II, their successors and assigns, of and from any and all costs, liabilities and expenses, including court costs and attorney fees, arising from or connected with the operation of the Business by WREAS II or Wells REF before the Assignment Effective Date.
7.Consulting Agreement. The parties hereto hereby represent and warrant, and it shall be a condition precedent to execution and delivery of this Agreement, that as of the date of this Agreement, each party has duly executed and delivered to the other party the consulting agreement among Wells REF, WREAS II, and REIT II in substantially the form of Exhibit C to the Transition Services Agreement.
8.Further Assurances. The parties hereto hereby each covenant and agree that, at any time and from time to time after the delivery of this Agreement, at the other party's request and expense, each party, its successors and assigns, will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, any and all such further acts, conveyances, transfers, assignments, powers of attorney and assurances as the other party reasonably may require to more effectively grant, convey, assign, transfer, set over to or vest in REIT II the Units, or to otherwise carry into effect the intent and purposes of this Agreement.
9.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without reference to the choice of law principles thereof.
10.Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.
11.Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which shall be considered one and the same agreement.

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IN WITNESS WHEREOF, this Assignment and Assumption Agreement has been signed by or on behalf of each of the parties as of the date first written above.
WELLS REF:
Wells Real Estate Funds, Inc.
By:
Name:
Title:
REIT II:
Wells Real Estate Investment Trust II, Inc.

By:
Name:
Title:

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Schedule A to the Assignment and Assumption Agreement

Obligations for payments due after the Assignment Effective Date under the Long Term Incentive Plan with respect to eight (8) employees of WREAS II in amounts not to exceed the amounts set forth in the Schedule previously provided to REIT II to the extent the payments become due in accordance with the terms of the plan, unless agreed to by a majority vote of the Conflicts Committee. The Conflicts Committee can also agree to add employees of Wells REF who are currently under the Wells REF LTIP to the WREAS II LTIP at the same terms if the Conflicts Committee deems it in the best interests of the Company for such employees to become employees of WREAS II prior to the Assignment Effective Date. Wells REF shall be solely responsible for all payments to be made for LTIP awards earned during 2012. If the Assignment Effective Date is December 31, 2013, then Wells REF shall be responsible for payments to be made for awards earned during 2013.

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Exhibit C
CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT, dated as of [_____], 2013, is between WELLS REAL ESTATE INVESTMENT TRUST II, INC., a Maryland corporation (the “Company”) and WELLS REAL ESTATE FUNDS, INC., a Georgia corporation ( “Wells REF”).
W I T N E S S E T H
WHEREAS, Wells REF was the parent company of Wells Real Estate Advisory Services II, LLC (“WREAS II”), the former advisor of the Company and, together with its affiliates, provided advisory services to the Company;
WHEREAS, the Company is now self-managed as result of Wells REF assigning its interest in WREAS II to the Company;
WHEREAS, the Company desires to avail itself of the experience, sources of information and advice of Wells REF and to have Wells REF undertake the services hereinafter set forth, at the request and subject to the supervision of the Company all as provided herein;
WHEREAS, Wells REF is willing to undertake to render such services upon the request and subject to the supervision of the Company, on the terms and conditions hereinafter set forth; and
WHEREAS, the Company and WREAS II were parties to a Renewal Advisory Agreement (the “Advisory Agreement”) effective as of January 1, 2013, which agreement has now terminated;
WHEREAS, the parties are party to a Transition Services Agreement (the “Transition Agreement”), dated as of July 1, 2012;
WHEREAS, in connection with the assignment of the ownership interests in WREAS II to the Company, the parties hereto agreed to enter into a consulting services agreement on the terms set forth herein;
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
1.Definitions. As used in this Consulting Services Agreement (the “Agreement”), the following terms have the definitions hereinafter indicated:
Acquisition Expenses. As such term is defined in the Articles of Incorporation.
Acquisition Consulting Fee. The Acquisition Consulting Fee payable to Wells REF or its Affiliates set forth in Section 4(b).

Adjusted Cost. (A) As of any date of determination and until such time as the Company completes an Asset-based Valuation, the sum of: (a) the actual amount invested on behalf of the Company in the Properties as of the date of determination; plus (b) (1) with respect to Joint Ventures, the actual amount invested on behalf of the Company in the Joint Ventures as of the date of determination, plus (2) the Company's allocable share of capital improvements relating to building improvements and/or initial leaseup of space in the building (such improvements to exclude any expenditures of capital for normal building improvement, maintenance and repair and tenant improvements relating to existing leases or lease renewals) made by the Joint Venture from cash flows generated by the Joint Venture; less (c) the amounts invested in Properties or Joint Ventures relating to Vacant Properties plus any additions to Adjusted Cost related to such Joint Ventures pursuant clause (b)(2) above; less (d) any amounts recognized on the Company's consolidated financial statements on or before such date of determination as impairments to the carrying value of the Properties or Joint Venture investments in accordance with Generally Accepted Accounting Principles, excluding any temporary impairments or impairment charges related to Vacant Properties for which the amount invested has been deducted from the foregoing calculation. In all cases, “Adjusted Cost” excludes the Lindbergh/Energy Center Adjusted Cost.
(B) On and after such time as the Company completes an Asset-based Valuation, “Adjusted Cost” means, as of any date of determination, the lesser of (1) the amount determined in accordance with Paragraph (A) above, or (2) the aggregate value of the Company's interest in the Properties and Joint Ventures as established in connection with the most recent Asset-based Valuation, plus, with respect to any Properties purchased or Joint Ventures entered into after the date of the most recent Asset-based Valuation, the adjusted cost for such Properties or Joint Ventures determined in accordance with Paragraph (A) above; until such time as the next Asset-based Valuation by the Company, at which time the Adjusted Cost of such properties will be determined in accordance with Paragraph (A) above . In all cases, “Adjusted Cost” excludes the Lindbergh/Energy Center Adjusted Cost.
Affiliate or Affiliated. An Affiliate of another Person includes only the following: (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (ii) any Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such other Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; and (v) any executive officer, director, trustee, or general partner of such other Person.
AM Consulting Fee. The AM Consulting Fee payable to WREAS II as defined in Paragraph 4(a).
AM Consulting Fee Ceiling. The ceiling on the AM Consulting Fee as defined in Paragraph 4(a).
AM Consulting Fee Percentage. The AM Consulting Fee Percentage equals (1)  0.625%, until the monthly payment of the AM Consulting Fee under this Agreement equals $2,708,333.33; (2) thereafter, the Fixed Fee Percentage for so long as the sum of Adjusted Cost plus the Lindbergh/Energy Center Adjusted Cost, as of any date of determination, is less than $6,500,000,000; and (3) 0.50% commencing when the sum of Adjusted Cost plus the Lindbergh/Energy Center Adjusted Cost, as of any date of determination, is at least $6,500,000,000.
Articles of Incorporation. The Articles of Incorporation of the Company under Title 2 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time.
Asset-based Valuation. An estimate of the value of a share of the Company's common stock approved

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by the Board of Directors of the Company and based in part on an estimate of the value of the Company's assets (as opposed to an estimate based solely on the most recent price paid for a share of the Company's common stock in an offering of such shares).
Average Invested Assets. For a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in Properties and Loans secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.
Board of Directors or Board. The persons holding such office, as of any particular time, under the Articles of Incorporation of the Company, whether they be the Directors named therein or additional or successor Directors.
Bulk Liquidation. A liquidation of all or substantially all of the Company's assets effected in a transaction or series of transactions with three or fewer buyers or their Affiliates that are closed in a period of 12 months or less.
Bylaws. The bylaws of the Company, as the same are in effect from time to time.
Cause. With respect to the termination of this Agreement, (i) fraud, criminal conduct, willful misconduct or (ii) a material breach of this Agreement by Wells REF which remains uncured after 30 days' written notice
Ceiling Excess. The extent to which the sum of the three previous monthly AM Consulting Fee payments exceeds the AM Consulting Fee Ceiling, as defined in Paragraph 4(a).
Code. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.
Company. Wells Real Estate Investment Trust II, Inc., a corporation organized under the laws of the State of Maryland.
Competitive Real Estate Commission. A real estate or brokerage commission for the purchase or sale of property which is reasonable, customary, and competitive in light of the size, type, and location of the property.
Contract Sales Price. The total consideration received by the Company for the sale of a Property.
Director. A member of the Board of Directors of the Company.
Fee Acceleration Payment. The aggregate amount of fees earned by Wells REF in the last full month immediately preceding the Termination Date multiplied by the months in the period between the Termination Date and December 31, 2013.
Fee Acceleration Payment Adjustment. The difference between (i) the total fees that would be due and payable to Wells REF under this Agreement if the Agreement was in effect for the period from the Termination Date through December 31, 2013 and (ii) the Fee Acceleration Payment.
Fixed Fee Percentage. The Fixed Fee Percentage equals the quotient of (A) (x) $32,500,000, less

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(y) the product of (1) 0.50% times (2) the Lindbergh/Energy Center Adjusted Cost; divided by (B) the Adjusted Cost.
Gross Proceeds. The aggregate purchase price of all Shares sold for the account of the Company through an Offering, without deduction for Organization and Offering Expenses.
Investor Services Agreement. The investor services agreement between Wells REF and the Company dated as of June [__], 2012 and effective as of July 1, 2012, and any successor agreement.
Joint Venture. Any joint venture, limited liability company or other Affiliate of the Company that owns, in whole or in part on behalf of the Company, any Properties.
Lindbergh/Energy Center Adjusted Cost. (A) As of any date of determination and until such time as the Company completes an Asset-based Valuation, the actual amount, if any, invested in the two Properties commonly known as AT&T Lindbergh Center and in one Property commonly known as Energy Center I for so long as such Properties are owned on behalf of the Company less any amounts recognized on or before such date of determination as impairments to the carrying value of AT&T Lindbergh Center and Energy Center I in accordance with Generally Accepted Accounting Principles. In all cases, the Lindbergh/Energy Center Adjusted Cost shall be reduced as appropriate if either the AT&T Lindbergh Center (treated as one Property) or Energy Center I is considered a Vacant Property, as defined herein.
(B) On or after such time as the Company completes an Asset-based Valuation, “Lindbergh/Energy Center Adjusted Cost” means, as of any date of determination, the lesser of (1) the amount determined in accordance with Paragraph (A) above, or (2) the value of the Company's interest in the AT&T Lindbergh Center and in Energy Center I as established in connection with the Company's most recent Asset-based Valuation. In all cases, the Lindbergh/Energy Center Adjusted Cost shall be reduced as appropriate if either the AT&T Lindbergh Center (treated as one Property) or Energy Center I is considered a Vacant Property, as defined herein.
Master Property Management, Leasing and Construction Management Agreement. The agreement by and between Wells Management Company, Inc., the Company and the Partnership dated as of June [__], 2012 and effective as of July 1, 2012, and any successor agreement.
Net Asset Value. The excess of (i) the aggregate of the Adjusted Cost plus the Lindbergh/Energy Center Adjusted Cost over (ii) the aggregate outstanding amount of debt of the Company, the Partnership, and the Joint Ventures (as adjusted for the Company's interest in such Joint Ventures) and any accrued interest thereon.
Offering. Any offering of Shares that is registered with the SEC, excluding Shares offered under any employee benefit plan.
Organization and Offering Expenses. All expenses incurred by and to be paid from the assets of the Company in connection with and in preparing the Company for registration of and subsequently offering and distributing its Shares to the public, which may include but are not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriters' attorneys); expenses for printing, engraving and mailing; salaries of employees while engaged in sales activity; charges of transfer agents, registrars, trustees, escrow holders, depositaries and experts; and expenses of qualification of the sale of the securities under Federal and State laws, including taxes and fees, accountants' and attorneys' fees.
Partnership. Wells Operating Partnership II, L.P., a Delaware limited partnership formed to own and operate properties on behalf of the Company.

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Person. An individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
Property or Properties. Any real property or properties transferred or conveyed to the Company or the Partnership, either directly or indirectly.
Property Manager. Any entity that has been retained to perform and carry out property management services at one or more of the Properties, excluding persons, entities or independent contractors retained or hired to perform facility management or other services or tasks at a particular Property, the costs for which are passed through to and ultimately paid by the tenant at such Property.
Sale or Sales. (i) Any transaction or series of transactions whereby: (A) the Company or the Partnership sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including the transfer of any Property that is the subject of a ground lease, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company or the Partnership sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company or the Partnership in any joint venture in which it is a co-venturer or partner; or (C) any joint venture in which the Company or the Partnership as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards, but (ii) not including any transaction or series of transactions specified in clause (i) (A), (i) (B), or (i) (C) above in which the proceeds of such transaction or series of transactions are reinvested in one or more Properties within 180 days thereafter.
Shares. The Company's shares of common stock, par value $0.01 per share.
Termination Date. The date of termination of the Agreement.
Vacant Property. A Property that (i) for over thirty percent (30%) of its leasable square feet does not have third-party tenant leases in place; or (ii) has not collected at least seventy percent (70%) of the Property's total potential rental revenue based upon full occupancy, except if not attaining seventy percent is a result of tenant improvements, concessions or similar leasing incentives contained in leases approved by the Board for (i) the period from acquisition until the applicable measurement date, if less than six months or (ii) for the six months immediately preceding the date of measurement.
2.Appointment. The Company hereby retains Wells REF to provide consulting services to it on the terms and conditions set forth in this Agreement, and Wells REF hereby accepts such appointment. The Company agrees that this appointment does not render Wells REF to be the Advisor (as that term is defined in the Articles of Incorporation) to the Company because, among other reasons, the Company's employees are the persons responsible for directing and performing the day-to-day business affairs of the Company.
3.Duties of Wells REF. As requested by the Company and under the supervision of the employees of the Company, Wells REF, either directly or by engaging an Affiliate, shall provide consulting and support services to the Company including:

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(a)consulting in connection with the Company's efforts to identify potential investment opportunities consistent with the investment objectives and policies of the Company;
(b)consulting with respect to various administrative functions of the Company;
(c)assisting with the maintenance of the accounting and other record-keeping functions at the Company level, including assisting with the Company's compliance with its obligations under applicable securities laws;
(d)consulting with respect to financings, leases and other contracts;
(e)providing reports concerning the value of investments or contemplated investments of the Company in Properties;
(f)consulting with respect to the strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing, and disposition of Properties on an overall portfolio basis.
Notwithstanding the foregoing list of duties of Wells REF, Wells REF has no obligation hereunder to provide the Stockholder and communication services that are the subject of the Investor Services Agreement nor the property management services that are the subject of the Master Property Management, Leasing and Construction Management Agreement, nor any other services provided for pursuant to any other agreements entered into between the Company and Wells REF and its Affiliates not mentioned herein.
4.Fees.
(a)AM Consulting Fee. Subject to the overall limitations contained below in this Paragraph 4(a), commencing on the date hereof, Wells REF shall be paid as compensation for the consultation services rendered to the Company hereunder a monthly fee (the “AM Consulting Fee”) in an amount equal to one-twelfth of the sum of (i) the product of the AM Consulting Fee Percentage multiplied by the Adjusted Cost calculated on the last day of each preceding month, plus (ii) 0.50% of the Lindbergh/Energy Center Adjusted Cost as of the last day of each preceding month. For purposes of clarity, the AM Consulting Fee payment due in the first month of this Agreement will be based on Adjusted Cost amounts from the last date of the month prior to this Agreement, notwithstanding that this date precedes the effective date of this Agreement.
Notwithstanding the foregoing, the aggregate AM Consulting Fee payable to Wells REF in any three-month period pursuant to this Paragraph 4(a) shall not exceed 0.25% of the average Net Asset Value during such three-month period, calculated based on Net Asset Value as of the last day of each preceding month during the three-month period (the “AM Consulting Fee Ceiling”). To the extent the sum of the three previous monthly AM Consulting Fee payments exceeds the AM Consulting Fee Ceiling (such amount the “Ceiling Excess”), each next succeeding monthly payment of the AM Consulting Fee will be reduced, with the amount by which the AM Consulting Fee is reduced to be applied against the Ceiling Excess until the Ceiling Excess is eliminated. In no event, however, will Wells REF be required to make a cash payment on account of any Ceiling Excess.
(b)Acquisition Consulting Fees. Wells REF shall receive, as compensation for consultation services rendered in connection with the investigation, selection and acquisition (by purchase, investment or exchange) of Properties, an Acquisition Consulting Fee in an amount equal to 1% of the amount actually paid for the purchase of such Property, inclusive of any debt incurred for the purchase of such Property, but exclusive of Acquisition Fees and Acquisition Expenses incurred in connection with such acquisition. With respect to the acquisition of a Property through any Joint Venture, the Acquisition Consulting Fee payable

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to Wells REF shall equal the product of (x) the Company's percentage equity interest in the Joint Venture and (y) 1% of the amount actually paid by the Joint Venture for the purchase of such Property, inclusive of any debt incurred for the purchase of such Property, but exclusive of Acquisition Fees and Acquisition Expenses incurred in connection with such acquisition. Notwithstanding the foregoing, the aggregate amount of Acquisition Consulting Fees payable to Wells REF for the term of this Agreement pursuant to this Paragraph 4(b) shall not exceed $1,500,000 or cause aggregate Acquisition Consulting Fees and Acquisition Fees (as defined in the Advisory Agreement) earned to exceed 2.0% of Gross Proceeds for the 2013 calendar year.
(c)Fee Credit. Within 15 days of the end of each month in which this Agreement is in effect, Wells REF shall credit an amount of $166,667 against all earned but unpaid fees owed to Wells REF under this Agreement, which amount represents a reduction in the monthly fees earned by Wells REF pursuant to this Paragraph 4 during the term of this Agreement. Notwithstanding the foregoing, if this Agreement is in effect for less than a full month, the amount credited to the Company shall be prorated to account for the percentage of the month in which this Agreement was in effect.
5.Expenses for Other Services. Should the Board request that Wells REF or any director, officer or employee thereof render services for the Company other than set forth in Paragraph 2, such services shall be separately compensated at such rates and in such amounts as are agreed by Wells REF and the Company, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.
Notwithstanding the foregoing, Wells REF shall obtain the Company's written approval prior to incurring any third-party expenses for the account of, or reimbursable by, the Company.
6.Occupancy.
(a)Occupancy Rights. During the term of this Agreement, the Company shall have the right to occupy the 5th floor at 6200 The Corners Parkway in Norcross, Georgia.
(b)Occupancy Costs. For so long as the Company occupies space at 6200 The Corners Parkway pursuant to Paragraph 6(a) above, the Company shall reimburse Wells REF for occupancy costs at a fixed amount of $21,000 per month. This amount shall be paid to Wells REF on the first business day of each month in which this agreement is in effect. No other amounts related to the Company's occupancy of space at 6200 The Corners Parkway, such as tenant improvement costs, operating expenses, or common area maintenance, shall be due.
7.Representations and Warranties.
(a)Of the Company. To induce Wells REF to enter into this Agreement, the Company hereby represents and warrants that:
(i)The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland with all requisite corporate power and authority and all material licenses, permits and authorizations necessary to carry out the transactions contemplated by this Agreement.
(ii)The Company's execution, delivery and performance of this Agreement have been duly authorized. This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company's execution and delivery of this Agreement and its fulfillment of and compliance with the respective terms hereof do not and will not (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute

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a default under, (C) result in the creation of any lien, security interest, charge or encumbrance upon the assets of the Company pursuant to, (D) give any third party the right to modify, terminate or accelerate any obligation under, (E) result in a violation of or (F) require any authorization, consent, approval, exception or other action by or notice to any court or administrative or governmental body pursuant to, the Articles of Incorporation or Bylaws or any law, statute, rule or regulation to which the Company is subject, or any agreement, instrument, order, judgment or decree by which the Company is bound, in any such case in a manner that would have a material adverse effect on the ability of the Company to perform any of its obligations under this Agreement.
(b)Of Wells REF. To induce Company to enter into this Agreement, Wells REF represents and warrants that:
(i)Wells REF is a corporation, duly organized, validly existing and in good standing under the laws of the State of Georgia with all requisite corporate power and authority and all material licenses, permits and authorizations necessary to carry out the transactions contemplated by this Agreement.
(ii)Wells REF's execution, delivery and performance of this Agreement have been duly authorized. This Agreement constitutes a valid and binding obligation of Wells REF, enforceable against Wells REF in accordance with its terms. Wells REF's execution and delivery of this Agreement and its fulfillment of and compliance with the respective terms hereof do not and will not (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default under, (C) result in the creation of any lien, security interest, charge or encumbrance upon Wells REF's assets pursuant to, (D) give any third party the right to modify, terminate or accelerate any obligation under, (E) result in a violation of or (F) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, Wells REF's articles of incorporation or bylaws, or any law, statute, rule or regulation to which Wells REF is subject, or any agreement, instrument, order, judgment or decree by which Wells REF is bound, in any such case in a manner that would have a material adverse effect on the ability of Wells REF to perform any of its obligations under this Agreement.
(iii)Wells REF has received copies of the (A) Articles of Incorporation, (B) Bylaws, (C) registration statements relating to the Company's past and ongoing public offerings, and (D) the Partnership's limited partnership agreement and is familiar with the terms thereof, including without limitation the investment limitations included therein. Wells REF warrants that it will use reasonable care to avoid any act or omission that would conflict with the terms of the foregoing in the absence of the express direction of the Company.
8.Term; Termination of Agreement. This Agreement shall continue in force through December 31, 2013. Notwithstanding the foregoing, this Agreement may be terminated (i) by the Company for Cause, (ii) by the Company other than for Cause provided that the Company pays Wells REF the Fee Acceleration Payment and the Fee Acceleration Payment Adjustment as described in Paragraph 10 below, or (iii) by Wells REF for a material breach of this Agreement by the Company which remains uncured after 10 days' written notice or the bankruptcy of the Company. The provisions of Paragraphs 1 and 10 through 20 survive termination of this Agreement.
9.Assignment to an Affiliate. This Agreement may be assigned by Wells REF to an Affiliate with the approval of the Company. Wells REF may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Company. This Agreement shall not be assigned by the Company without the consent of Wells REF, except in the case of an assignment by the Company to a

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corporation or other organization which is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.
10.Payments to Wells REF upon Termination. After the Termination Date, Wells REF shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to Wells REF prior to termination of this Agreement. Notwithstanding the foregoing, if the Company terminates this Agreement other than for Cause, Wells REF shall be entitled to receive from the Company the Fee Acceleration Payment on or prior to the effective date of such termination and the Fee Acceleration Payment Adjustment within 45 days of December 31, 2013; provided however, that if the Fee Acceleration Payment Adjustment is negative, such amount shall be refunded to the Company within 45 days of December 31, 2013.
11.Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Articles of Incorporation, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Board and to the Company:	Wells Real Estate Investment Trust II, Inc.
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092

To Wells REF:	Wells Real Estate Funds
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Paragraph 10.
12.Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.
13.Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
14.Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Georgia.
15.Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
16.Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise

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any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
17.Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
18.Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
19.Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when the counterparts hereof, taken together, bear the signatures of all of the parties reflected hereon as the signatories.
20.Name. Wells REF has a proprietary interest in the name “Wells.” Accordingly, and in recognition of this right, if at any time the Company ceases to retain Wells REF or an Affiliate thereof to provide consulting services to the Company, the Company will, promptly after receipt of written request from Wells REF, cease to conduct business under or use the name “Wells” or any derivative thereof and the Company shall use its best efforts to change the name of the Company to a name that does not contain the name “Wells” or any other word or words that might, in the sole discretion of Wells REF, be susceptible of indication of some form of relationship between the Company and Wells REF or any Affiliate thereof. Consistent with the foregoing, it is specifically recognized that Wells REF or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having “Wells” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company or its Board.
[Signatures appear on next page.]

10

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Services Agreement as of the [__] day of [_____] , 2013.
WELLS REAL ESTATE INVESTMENT TRUST II, INC.

By:
Name: E. Nelson Mills
Title: President

WELLS REAL ESTATE FUNDS, INC.

By:
Name: Douglas P. Williams
Title: Vice President

11

Exhibit D
RENEWAL ADVISORY AGREEMENT

THIS RENEWAL ADVISORY AGREEMENT, effective as of January 1, 2013 (the “Agreement”), is between WELLS REAL ESTATE INVESTMENT TRUST II, INC., a Maryland corporation (the “Company”), and WELLS REAL ESTATE ADVISORY SERVICES II, LLC, a Georgia limited liability corporation (the “Advisor”).
W I T N E S S E T H

WHEREAS, the Company desires to avail itself of the experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the Board of Directors of the Company all as provided herein;
WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board of Directors, on the terms and conditions hereinafter set forth;
WHEREAS, the Company and the Advisor were previously parties to an advisory agreement that became effective April 1, 2012, covering the period from April 1, 2012 through June 30, 2012 (the “April Advisory Agreement”);
WHEREAS, on June 29, 2012, the Company and the Advisor entered into an initial term advisory agreement effective as of July 1, 2012, covering the period from July 1, 2012 through December 31, 2012 (the “Initial Term Advisory Agreement”);
WHEREAS, the Company and Wells Real Estate Funds, Inc. (“Wells REF”) have entered into an Investor Services Agreement dated June 29, 2012 and effective as of July 1, 2012 (the “Investor Services Agreement”);
WHEREAS, the Company and Wells Management Company, Inc. have entered into a Master Property Management, Leasing and Construction Management Agreement dated July 1, 2012 and effective as of July 1, 2012 (the “Master Property Management, Leasing and Construction Management Agreement”);
WHEREAS, the Board of Directors and the Advisor now desire to enter this new advisory agreement between the Company and the Advisor to be effective upon the expiration of the Initial Term Advisory Agreement, with this new advisory agreement covering the period from January 1, 2013, through December 31, 2013 (as specified in Paragraph 14);
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
1.Definitions. As used in this Agreement, the following terms have the definitions hereinafter indicated:
Acquisition Expenses. Any and all expenses, excluding the fee payable to the Advisor pursuant to Paragraph 8(b), incurred by the Company, the Advisor, or any Affiliate of either in connection with the selection, acquisition or development of any Property, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, and title insurance premiums.
Acquisition Fees. Any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Company or the Advisor) in connection with purchase, development or construction of any Property. Included in the computation of such fees or commissions shall be any real estate commissions, acquisition fees, finder's fees, selection fees, Development Fees, Construction Fees, nonrecurring management fees, loan fees, points, or any other fees or commissions of a similar nature. Excluded shall be Development Fees and Construction Fees paid to Persons not Affiliated with the Advisor in connection with the actual development and construction of a Property.
Adjusted Cost. (A) As of any date of determination and until such time as the Company completes an Asset-based Valuation, the sum of: (a) the actual amount invested on behalf of the Company in the Properties as of the date of determination; plus (b) (1) with respect to Joint Ventures, the actual amount invested on behalf of the Company in the Joint Ventures as of the date of determination, plus (2) the Company's allocable share of capital improvements relating to building improvements and/or initial leaseup of space in the building (such improvements to exclude any expenditures of capital for normal building improvement, maintenance and repair and tenant improvements relating to existing leases or lease renewals) made by the Joint Venture from cash flows generated by the Joint Venture; less (c) the amounts invested in Properties or Joint Ventures relating to Vacant Properties plus any additions to Adjusted Cost related to such Joint Ventures pursuant clause (b)(2) above; less (d) any amounts recognized on the Company's consolidated financial statements on or before such date of determination as impairments to the carrying value of the Properties or Joint Venture investments in accordance with Generally Accepted Accounting Principles, excluding any temporary impairments or impairment charges related to Vacant Properties for which the amount invested has been deducted from the foregoing calculation. In all cases, “Adjusted Cost” excludes the Lindbergh/Energy Center Adjusted Cost.
(B) On and after such time as the Company completes an Asset-based Valuation, “Adjusted Cost” means, as of any date of determination, the lesser of (1) the amount determined in accordance with Paragraph (A) above, or (2) the aggregate value of the Company's interest in the Properties and Joint Ventures as established in connection with the most recent Asset-based Valuation, plus, with respect to any Properties purchased or Joint Ventures entered into after the date of the most recent Asset-based Valuation, the adjusted cost for such Properties or Joint Ventures determined in accordance with Paragraph (A) above; until such time as the next Asset-based Valuation by the Company, at which time the Adjusted Cost of such properties will be determined in accordance with Paragraph (A) above . In all cases, “Adjusted Cost” excludes the Lindbergh/Energy Center Adjusted Cost.
Advisor. Wells Real Estate Advisory Services II, LLC, a Georgia limited liability corporation, any successor advisor to the Company, or any Person(s) to which Wells Real Estate Advisory Services II, LLC or any successor advisor subcontracts substantially all of its functions.
Affiliate or Affiliated. An Affiliate of another Person includes only the following: (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (ii) any Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such other Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; and (v) any executive officer, director, trustee, or general partner of such other Person. An entity shall not be deemed to control or be under common control with an Advisor-sponsored program unless (i) the entity owns 10% or more of the voting equity interests of such program or (ii) a majority of the board (or equivalent governing body) of such program is comprised of Affiliates of the entity.
Appraised Value. The “As Is” fair market value according to an appraisal made by an Independent Appraiser.
April Advisory Agreement. The agreement between the Advisor and the Company that became effective April 1, 2012, covering the period from April 1, 2012 through June 30, 2012.
Articles of Incorporation. The Articles of Incorporation of the Company under Title 2 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time.
Asset-based Valuation. An estimate of the value of a share of the Company's common stock approved by the Board of Directors of the Company and based in part on an estimate of the value of the Company's assets (as opposed to an estimate based solely on the most recent price paid for a share of the Company's common stock in an offering of such shares).
Asset Management Fee. The Asset Management Fee payable to the Advisor as defined in Paragraph 8(a).
Asset Management Fee Ceiling. The ceiling on the Asset Management Fee as defined in Paragraph 8(a).
Asset Management Fee Percentage. The Asset Management Fee Percentage equals (1)  0.625%, until the monthly payment of the Asset Management Fee under this Agreement equals $2,708,333.33; (2) thereafter, the Fixed Fee Percentage for so long as the sum of Adjusted Cost plus the Lindbergh/Energy Center Adjusted Cost, as of any date of determination, is less than $6,500,000,000; and (3) 0.50% commencing when the sum of Adjusted Cost plus the Lindbergh/Energy Center Adjusted Cost, as of any date of determination, is at least $6,500,000,000.
Average Invested Assets. For a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in Properties and Loans secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.
Board of Directors or Board. The persons holding such office, as of any particular time, under the Articles of Incorporation of the Company, whether they be the Directors named therein or additional or successor Directors.
Bulk Liquidation. A liquidation of all or substantially all of the Company's assets effected in a transaction or series of transactions with three or fewer buyers or their Affiliates that are closed in a period of 12 months or less.
Bylaws. The bylaws of the Company, as the same are in effect from time to time.
Capped O&O Expenses. All Organizational and Offering Expenses other than selling commissions and the dealer manager fee as described under “Plan of Distribution” in any registration statement relating to a public offering and filed with the U.S. Securities and Exchange Commission.
Cash from Financings. Net cash proceeds realized by the Company from the financing of Property or from the refinancing of any Company indebtedness.
Cash from Sales. Net cash proceeds realized by the Company from the sale, exchange or other disposition of any of its assets after deduction of all expenses incurred in connection therewith. Cash from Sales shall not include Cash from Financings.
Cash from Sales and Financings. The total sum of Cash from Sales and Cash from Financings.
Ceiling Excess. The extent to which the sum of the three previous monthly Asset Management Fee payments exceeds the Asset Management Fee Ceiling, as defined in Paragraph 8(a).
Code. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.
Company. Wells Real Estate Investment Trust II, Inc., a corporation organized under the laws of the State of Maryland.
Competitive Real Estate Commission. A real estate or brokerage commission for the purchase or sale of property which is reasonable, customary, and competitive in light of the size, type, and location of the property.
Conflicts Committee. “Conflicts Committee” shall have the meaning set forth in the Articles of Incorporation.
Construction Fee. A fee or other remuneration for acting as general contractor and/or construction manager to construct improvements, supervise and coordinate projects or to provide major repairs or rehabilitation on a Property.
Contract Sales Price. The total consideration received by the Company for the sale of a Property.
Cumulative Return. For the period for which the calculation is being made, the percentage resulting from dividing (A) the total Distributions paid on each Distribution date during such period (excluding Distributions paid out of Cash from Sales and Financings), by (B) the product of (i) the weighted average Invested Capital for such period (calculated on a daily basis) and (ii) the number of years (including fractions thereof) which have elapsed during such period.
Development Fee. A fee for the packaging of a Property, including negotiating and approving plans, and undertaking to assist in obtaining zoning and necessary variances and necessary financing for the Property, either initially or at a later date.

Director. A member of the Board of Directors of the Company.

Disposition Fee. The Disposition Fee as defined in Paragraph 8(c).
Distributions. Any distributions of money or other property by the Company to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.
Fixed Fee Percentage. The Fixed Fee Percentage equals the quotient of (A) (x) $32,500,000, less (y) the product of (1) 0.50% times (2) the Lindbergh/Energy Center Adjusted Cost; divided by (B) the Adjusted

Cost.
Gross Proceeds. The aggregate purchase price of all Shares sold for the account of the Company through an Offering, without deduction for Organization and Offering Expenses.
Guaranteed Obligations. The Guaranteed Obligations as defined in Paragraph 30.
Guarantor. The Guarantor as defined in Paragraph 30.
Independent Appraiser. A person or entity with no material current or prior business or personal relationship with the Advisor or the Directors, who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Company, and who is a qualified appraiser of real estate as determined by the Board. Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers (“M.A.I.”) or the Society of Real Estate Appraisers (“S.R.E.A.”) shall be conclusive evidence of such qualification.
Invested Capital. The amount calculated by multiplying the total number of Shares purchased by stockholders by the issue price, reduced by the portion of any Distribution that is attributable to Net Sales Proceeds and by any amounts paid by the Company to repurchase Shares pursuant to the Company's plan for redemption of Shares.
Investor Services Agreement. The investor services agreement between Wells Real Estate Funds, Inc. and the Company dated as of June __, 2012 and effective as of July 1, 2012, and any successor agreement.
Joint Venture. Any joint venture, limited liability company or other Affiliate of the Company that owns, in whole or in part on behalf of the Company, any Properties.
Lindbergh/Energy Center Adjusted Cost. (A) As of any date of determination and until such time as the Company completes an Asset-based Valuation, the actual amount, if any, invested in the two Properties commonly known as AT&T Lindbergh Center and in one Property commonly known as Energy Center I for so long as such Properties are owned on behalf of the Company less any amounts recognized on or before such date of determination as impairments to the carrying value of AT&T Lindbergh Center and Energy Center I in accordance with Generally Accepted Accounting Principles. In all cases, the Lindbergh/Energy Center Adjusted Cost shall be reduced as appropriate if either the AT&T Lindbergh Center (treated as one Property) or Energy Center I is considered a Vacant Property, as defined herein.
(B) On or after such time as the Company completes an Asset-based Valuation, “Lindbergh/Energy Center Adjusted Cost” means, as of any date of determination, the lesser of (1) the amount determined in accordance with Paragraph (A) above, or (2) the value of the Company's interest in the AT&T Lindbergh Center and in Energy Center I as established in connection with the Company's most recent Asset-based Valuation. In all cases, the Lindbergh/Energy Center Adjusted Cost shall be reduced as appropriate if either the AT&T Lindbergh Center (treated as one Property) or Energy Center I is considered a Vacant Property, as defined herein.
Listing. The listing of the Shares on a national securities exchange or over-the-counter market.
Master Property Management, Leasing and Construction Management Agreement. The agreement by and between Wells Management Company, Inc., the Company and the Partnership dated as of June __, 2012 and effective as of July 1, 2012, and any successor agreement.
NASAA Guidelines. The NASAA Statement of Policy Regarding Real Estate Investment Trusts as

in effect on the date hereof.
Net Asset Value. The excess of (i) the aggregate of the Adjusted Cost plus the Lindbergh/Energy Center Adjusted Cost over (ii) the aggregate outstanding amount of debt of the Company, the Partnership, and the Joint Ventures (as adjusted for the Company's interest in such Joint Ventures) and any accrued interest thereon.
Net Income. For any period, the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable Operating Expenses (as defined herein) shall exclude the gain from the sale of the Company's assets.
Net Sales Proceeds. In the case of a transaction described in clause (i) (A) of the definition of Sale, the proceeds of any such transaction less the amount of all real estate commissions and closing costs paid by the Company. In the case of a transaction described in clause (i) (B) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of any legal and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (i) (C) of such definition, Net Sales Proceeds means the proceeds of any such transaction actually distributed to the Company from the joint venture. In the case of a transaction described in clause (ii) of the definition of Sale, Net Sales Proceeds means the proceeds of such transaction or series of transactions less all amounts generated thereby and reinvested in one or more Properties within 180 days thereafter and less the amount of any real estate commissions, closing costs, and legal and other selling expenses incurred by or allocated to the Company in connection with such transaction or series of transactions. Net Sales Proceeds shall not include any reserves established by the Company in its sole discretion.
Offering. Any offering of Shares that is registered with the SEC, excluding Shares offered under any employee benefit plan.
Operating Expenses. All costs and expenses incurred by the Company, as determined under generally accepted accounting principles, which in any way are related to the operation of the Company or to Company business, including fees paid to the Advisor, but excluding (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad loan reserves, (v) incentive fees paid in compliance with Section IV.F. of the NASAA Guidelines and (vi) Acquisition Fees, Acquisition Expenses, real estate commissions on resale of property, and other expenses connected with the acquisition, disposition, and ownership of real estate interests, mortgage loans or other property (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).
Organization and Offering Expenses. All expenses incurred by and to be paid from the assets of the Company in connection with and in preparing the Company for registration of and subsequently offering and distributing its Shares to the public, which may include but are not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriters' attorneys); expenses for printing, engraving and mailing; salaries of employees while engaged in sales activity; charges of transfer agents, registrars, trustees, escrow holders, depositaries and experts; and expenses of qualification of the sale of the securities under Federal and State laws, including taxes and fees, accountants' and attorneys' fees.
Partnership. Wells Operating Partnership II, L.P., a Delaware limited partnership formed to own and operate properties on behalf of the Company.

Person. An individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
Personnel Expenses. All wages and salaries and other employee-related expenses of all employees of Advisor or its Affiliates to the extent engaged in the management, administration, operations, and marketing of the Company, including taxes, insurance and benefits relating to such employees, including those personnel expenses reimbursable under the Investor Services Agreement and Section 3.2 of the Master Property Management, Leasing and Construction Management Agreement that were previously reimbursed under the April Advisory Agreement, but excluding those personnel expenses reimbursable under Section 3.1 of the Master Property Management, Leasing and Construction Management Agreement and any other agreement between the Company and the Advisor or its Affiliates that is not mentioned herein.
Portfolio G&A Expenses. Those categories of portfolio general and administrative costs described on Schedule A attached hereto, which include general and administrative costs reimbursable pursuant to this Agreement, the Investor Services Agreement and the Master Property Management, Leasing and Construction Management Agreement plus the personnel expenses related to portfolio-level property management services that are reimbursable pursuant to Section 3.2 of the Master Property Management, Leasing and Construction Management Agreement and were previously reimbursed under the April Advisory Agreement, but excluding costs reimbursable pursuant to any other agreement between the Company and the Advisor or its Affiliates that is not mentioned herein.
Property or Properties. Any real property or properties transferred or conveyed to the Company or the Partnership, either directly or indirectly.
Property Manager. Any entity that has been retained to perform and carry out property management services at one or more of the Properties, excluding persons, entities or independent contractors retained or hired to perform facility management or other services or tasks at a particular Property, the costs for which are passed through to and ultimately paid by the tenant at such Property.
REIT. A “real estate investment trust” under Sections 856 through 860 of the Code.
Sale or Sales. (i) Any transaction or series of transactions whereby: (A) the Company or the Partnership sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including the transfer of any Property that is the subject of a ground lease, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company or the Partnership sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company or the Partnership in any joint venture in which it is a co-venturer or partner; or (C) any joint venture in which the Company or the Partnership as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards, but (ii) not including any transaction or series of transactions specified in clause (i) (A), (i) (B), or (i) (C) above in which the proceeds of such transaction or series of transactions are reinvested in one or more Properties within 180 days thereafter.
Shares. The Company's shares of common stock, par value $0.01 per share.

Stockholders. The registered holders of the Shares.
Stockholders' 8% Return. As of each date, an aggregate amount equal to an 8% Cumulative Return.
Subordinated Incentive Fee. The fee payable to the Advisor under certain circumstances if the Shares are listed on a national securities exchange or over-the-counter market as defined in Paragraph 8(e).
Subordinated Performance Fee Due Upon Termination. Subordinated Performance Fee Due Upon Termination means a fee equal to (1) 10% of the amount, if any, as of the Termination Date by which (a) the sum of (i) the Appraised Value of the Company's Properties; plus, without duplication (ii) the fair market value of the Company's interests in Joint Ventures; plus (iii) the fair market value of any other tangible assets of the Company; less (iv) all liabilities of the Company and the Partnership ; plus (v) total Distributions through the Termination Date; exceeds (b) the sum of Invested Capital, plus Distributions attributable to Net Sales Proceeds, plus total Distributions required to be made to the stockholders in order to pay the Stockholders' 8% Return from inception through the termination date; less (2) any prior payment to the Advisor of a Subordinated Share of Net Sales Proceeds. For the purpose of the foregoing calculations, all asset values and liabilities shall be adjusted to exclude the portion of such amounts allocable to minority interest holders not otherwise considered in the calculation of the value of Joint Ventures.
Subordinated Share of Net Sales Proceeds. The Subordinated Share of Net Sales Proceeds as defined in Paragraph 8(d).
Termination Date. The date of termination of the Agreement.
Transition Services Agreement. The Transition Services Agreement between Wells Real Estate Funds, Inc. and the Company dated as of June __, 2012 and effective as of July 1, 2012, and any successor agreement.
Vacant Property. A Property that (i) for over thirty percent (30%) of its leasable square feet does not have third-party tenant leases in place; or (ii) has not collected at least seventy percent (70%) of the Property's total potential rental revenue based upon full occupancy, except if not attaining seventy percent is a result of tenant improvements, concessions or similar leasing incentives contained in leases approved by the Board for (i) the period from acquisition until the applicable measurement date, if less than six months or (ii) for the six months immediately preceding the date of measurement.
2%/25% Guidelines. The requirement pursuant to the NASAA Guidelines that, in any 12-month period, total Operating Expenses not exceed the greater of 2% of the Company's Average Invested Assets during such 12-month period or 25% of the Company's Net Income over the same 12-month period.
2.Appointment. The Company hereby appoints the Advisor to serve as its advisor and asset manager on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.
3.Duties and Authority of the Advisor. The Advisor undertakes to use its reasonable efforts to present to the Company potential investment opportunities to provide a continuing and suitable investment program consistent with (i) the investment objectives and policies of the Company as determined and adopted from time to time by the Board and (ii) the investment allocation method described at Paragraph 11(b) of this Agreement. The services of the Advisor are to be of scope and quality not less than those generally performed by professional asset managers of other similar property portfolios. The Advisor shall make available the full benefit of the judgment, experience and advice of the members of the Advisor's organization and staff with respect to the duties it will perform under this Agreement. To facilitate the Advisor's performance of these undertakings, but subject to the restrictions included in Paragraphs 4 and 7 and to the continuing and exclusive authority of the Board over the management of the Company and the Partnership, the Company hereby delegates to the Advisor the authority to, and the Advisor hereby agrees to, either directly or by engaging an Affiliate:
(a)serve as the Company's investment and financial advisor and provide research and economic and statistical data in connection with the Company's assets and investment policies;
(b)provide the daily management of the Company and perform and supervise the various administrative functions reasonably necessary for the management of the Company;
(c)maintaining the accounting and other record-keeping functions at the Company level; and
(d)investigate, select, and, on behalf of the Company, engage and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, mortgagors, and any and all agents for any of the foregoing, including Affiliates of the Advisor, and Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in the name of the Company with any of the foregoing;
(e)consult with the officers and the Board of the Company and assist the Board in the formulation and implementation of the Company's financial policies, and, as necessary, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company;
(f)conduct periodic on-site property visits to some or all (as the Advisor deems reasonably necessary) of the Properties to inspect the physical condition of the Properties and to evaluate the performance of the related Property Manager of its duties;
(g)review, analyze and comment upon the operating budgets, capital budgets and leasing plans prepared and submitted by each Property Manager and aggregate these property budgets into the Company's overall budget;
(h)review and analyze on-going financial information pertaining to each Property and the overall portfolio of Properties;
(i)formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing, and disposition of Properties on an overall portfolio basis;
(j)subject to the provisions of Paragraphs 3(i) and 4 hereof, (i) locate, analyze and select potential investments in Properties, (ii) structure and negotiate the terms and conditions of transactions pursuant to which investment in Properties will be made; (iii) make investments in Properties on behalf of the Company or the Partnership in compliance with the investment objectives and policies of the Company; (iv) arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with the investments in, Property; (v) enter into leases and service contracts for Property, including oversight of Affiliated companies that perform property management services for the Company;

(k)obtain the prior approval of the Board for any and all investments in Properties (as well as any financing acquired by the Company or the Partnership in connection with such investment);
(l)if a transaction requires approval by the Board of Directors, deliver to the Board of Directors all documents required by them to properly evaluate the proposed investment in the Property;
(m)negotiate on behalf of the Company with banks or lenders for loans to be made to the Company, and negotiate on behalf of the Company with investment banking firms and broker-dealers or negotiate private sales of Shares and other securities or obtain loans for the Company, but in no event in such a way so that the Advisor shall be acting as broker-dealer or underwriter; and provided, further, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Company;
(n)obtain reports (which may be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of investments or contemplated investments of the Company in Properties;
(o)from time to time, or at any time reasonably requested by the Board, provide information or make reports to the Board related to its performance of services to the Company under this Agreement;
(p)from time to time, or at any time reasonably requested by the Board, make reports to the Board of the investment opportunities it has presented to other Advisor-sponsored programs or that it has pursued directly or through an Affiliate;
(q)provide the Company with all necessary cash management services;
(r)deliver to or maintain on behalf of the Company copies of all appraisals obtained in connection with the investments in Properties;
(s)notify the Board of all proposed material transactions before they are completed;
(t)at the direction of Company management, prepare the Company's periodic reports and other filings made under the Securities Exchange Act of 1934, as amended, and the Company's registration statements as well as all related prospectuses, prospectus supplements and supplemental sales literature and assist in connection with the filing of such documents with the appropriate regulatory authorities; and
(u)do all things necessary to assure its ability to render the services described in this Agreement.
Notwithstanding the foregoing list of duties of the Advisor, the Advisor has no obligation hereunder to provide the Stockholder and communication services that are the subject of the Investor Services Agreement nor the property management services that are the subject of the Master Property Management, Leasing and Construction Management Agreement, nor any other services provided for pursuant to any other agreements entered into between the Company and the Advisor and its Affiliates not mentioned herein.
4.Modification or Revocation of Authority of Advisor. The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority or approvals set forth in Paragraph 3, provided however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company prior to the date of receipt by the Advisor of such notification.
5.Bank Accounts. The Advisor may establish and maintain one or more bank accounts in its own name for the account of the Company or in the name of the Company and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, under such terms and conditions as the Board may approve, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and to the auditors of the Company.
6.Records; Access. The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Board and by counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Company.
7.Limitations on Activities. Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from taking any action which, in its sole judgment made in good faith, would (a) adversely affect the status of the Company as a REIT, (b) subject the Company to regulation under the Investment Company Act of 1940, as amended, or (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its Shares or its other securities, or the Articles of Incorporation or Bylaws, except if such action shall be ordered by the Board, in which case the Advisor shall notify promptly the Board of the Advisor's judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given. Notwithstanding the foregoing, the Advisor, its directors, officers, employees and stockholders, and stockholders, directors and officers of the Advisor's Affiliates shall not be liable to the Company or to the Board or stockholders for any act or omission by the Advisor, its directors, officers or employees, or stockholders, directors or officers of the Advisor's Affiliates except as provided in Paragraphs 18 and 19 of this Agreement.
8.Fees.
(a)Asset Management Fee. Subject to the overall limitations contained below in this Paragraph 8(a), commencing on the date hereof, the Advisor shall be paid for the asset management services included in the services described in Paragraph 3 a monthly fee (the “Asset Management Fee”) in an amount equal to one-twelfth of the sum of (i) the product of the Asset Management Fee Percentage multiplied by the Adjusted Cost calculated on the last day of each preceding month, plus (ii) 0.50% of the Lindbergh/Energy Center Adjusted Cost as of the last day of each preceding month. For purposes of clarity, the Asset Management Fee payment due in January 2013 will be based on December 31, 2012 Adjusted Cost amounts, notwithstanding that December 31, 2012 precedes the effective date of this Agreement.
Notwithstanding the foregoing, the aggregate Asset Management Fee payable to the Advisor in any three-month period pursuant to this Paragraph 8(a) shall not exceed 0.25% of the average Net Asset Value during such three-month period, calculated based on Net Asset Value as of the last day of each preceding month during the three-month period (the “Asset Management Fee Ceiling”). To the extent the sum of the three previous monthly asset management fee payments exceeds the Asset Management Fee Ceiling (such amount the “Ceiling Excess”), each next succeeding monthly payment of the Asset Management Fee will be reduced, with the amount by which the Asset Management Fee is reduced to be applied against the Ceiling Excess until the Ceiling Excess is eliminated. In no event, however, will the Advisor be required to make a cash payment on account of any Ceiling Excess.
(b)Acquisition Fees. The Advisor shall receive, as compensation for services rendered in connection with the investigation, selection and acquisition (by purchase, investment or exchange) of Properties, Acquisition Fees in an amount equal to 1% of the amount actually paid for the purchase of such

Property, inclusive of any debt incurred for the purchase of such Property, but exclusive of Acquisition Fees and Acquisition Expenses incurred in connection with such acquisition. With respect to the acquisition of a Property through any Joint Venture, the Acquisition Fee payable to the Advisor shall equal the product of (x) the Company's percentage equity interest in the Joint Venture and (y) 1% of the amount actually paid by the Joint Venture for the purchase of such Property, inclusive of any debt incurred for the purchase of such Property, but exclusive of Acquisition Fees and Acquisition Expenses incurred in connection with such acquisition. Notwithstanding the foregoing, the aggregate amount of Acquisition Fees payable to the Advisor for the term of this Agreement pursuant to this Paragraph 8(b) shall not exceed $1,500,000 or cause total Acquisition Fees earned to exceed 2.0% of Gross Proceeds for the 2013 calendar year. Notwithstanding anything herein to the contrary, the payment of Acquisition Fees by the Company shall also be subject to the limitation provided for in Section 8.7 of the Articles of Incorporation.
(c)Disposition Fee. If the Advisor or an Affiliate provides a substantial amount of the services (as determined by the Conflicts Committee) in connection with the Sale of one or more Properties, the Advisor or such Affiliate shall receive at closing a Disposition Fee equal to 1.0% of the sales price of such Property or Properties; provided, however, that no Disposition Fee shall be payable to the Advisor for Property Sales if such Sales involve the Company selling all or substantially all of its Properties in one or more transactions designed to effectuate a business combination transaction or Bulk Liquidation of the Company (as opposed to a Company liquidation not constituting a Bulk Liquidation, in which case the Disposition Fee would be payable if the Advisor or an Affiliate provides a substantial amount of services as provided above). Any Disposition Fee payable under this section may be paid in addition to real estate commissions paid to non-Affiliates, provided that the total real estate commissions (including such Disposition Fee) paid to all Persons by the Company for each Property shall not exceed an amount equal to the lesser of (i) 6.0% of the aggregate Contract Sales Price of each Property, or (ii) the Competitive Real Estate Commission for each Property.
(d)Subordinated Share of Net Sales Proceeds. The Subordinated Share of Net Sales Proceeds shall be payable to the Advisor in an amount equal to 10% of Net Sales Proceeds remaining after the Stockholders have received Distributions equal to the sum of (i) the Stockholders' 8% Return, and (ii) 100% of Invested Capital plus Distributions attributable to Net Sales Proceeds. Following Listing, no Subordinated Share of Net Sales Proceeds will be paid to the Advisor.
(e)Subordinated Incentive Fee. Upon Listing, the Advisor shall be entitled to the Subordinated Incentive Fee in an amount equal to 10.0% of the amount by which (i) the market value of the outstanding stock of the Company, measured by taking the average closing price or average of bid and asked price, as the case may be, over a period of 30 days during which the Shares are traded, with such period beginning 180 days after Listing (the “Market Value”), plus the total of all Distributions paid to Stockholders from the Company's inception until the date that Market Value is determined, exceeds (ii) the sum of (A) 100% of Invested Capital plus Distributions attributable to Net Sales Proceeds, and (B) the total Distributions required to be paid to the Stockholders in order to pay the Stockholders' 8% Return from inception through the date Market Value is determined. The Company shall have the option to pay such fee in the form of cash, Shares, a promissory note to be negotiated in light of then-existing market conditions or any combination of the foregoing. The Subordinated Incentive Fee will be reduced by the amount of any prior payment to the Advisor of a Subordinated Share of Net Sales Proceeds. In the event the Subordinated Incentive Fee is paid to the Advisor following Listing, no other performance fee or Subordinated Share of Net Sales Proceeds, including the Subordinated Performance Fee Due Upon Termination, will be paid to the Advisor.
(f)Changes to Fee Structure. In the event of Listing, the Company and the Advisor shall negotiate in good faith to establish a fee structure appropriate for a perpetual-life entity.
(g)Fee Credit. Within 15 days of the end of each month in which this Agreement is in effect,

the Advisor shall credit an amount of $166,667 against all earned but unpaid fees owed to the Advisor under this Agreement, which amount represents a reduction in the monthly fees earned by the Advisor pursuant to this Paragraph 8 during the term of this Agreement. Notwithstanding the foregoing, if this Agreement is in effect for less than a full month, the amount credited to the Company shall be prorated to account for the percentage of the month in which this Agreement was in effect.
9.Expenses.
(a)Reimbursable Expenses. In addition to the compensation paid to the Advisor pursuant to Paragraph 8 hereof, the Company shall pay directly or reimburse the Advisor for all of the expenses paid or incurred by the Advisor (to the extent not reimbursable by another party, such as the dealer manager) in connection with the services it provides to the Company pursuant to this Agreement, including, but not limited to:
(i)the Organization and Offering Expenses; provided, however, that within 60 days after the end of the month in which an Offering terminates, the Advisor shall reimburse the Company to the extent (i) Capped O&O Expenses borne by the Company exceed 2.0% of the Gross Proceeds raised in a completed offering and (ii) Organization and Offering Expenses borne by the Company exceed 15% of the Gross Proceeds raised in a completed Offering;
(ii)Acquisition Fees and Acquisition Expenses payable to unaffiliated Persons incurred in connection with the selection and acquisition of Properties;
(iii)the actual cost of goods and services used by the Company and obtained from entities not affiliated with the Advisor;
(iv)interest and other costs for borrowed money, including discounts, points and other similar fees;
(v)taxes and assessments on income or Property and taxes as an expense of doing business;
(vi)costs associated with insurance required in connection with the business of the Company or by the Board;
(vii)all expenses in connection with payments to the Board and meetings of the Board;
(viii)expenses associated with Listing or with the issuance and distribution of securities other than the Shares, such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, listing and registration fees;
(ix)expenses of organizing, redomesticating, merging, liquidating or dissolving the Company or of amending the Articles of Incorporation or the Bylaws;
(x)expenses of preparing the annual report and proxy statements and other reports required by governmental entities;
(xi)administrative service expenses, including all costs and expenses incurred by Advisor in fulfilling its duties hereunder, such as reasonable wages and salaries (but excluding bonuses) and other employee-related expenses of all employees of Advisor or its Affiliates to the extent engaged in the management, administration, operations, and marketing of the Company, including taxes, insurance and benefits relating to such employees, and legal, travel and other out-of-pocket expenses that are directly related to their services provided hereunder; and
(xii)audit, accounting and legal fees.
No reimbursement shall be made for costs of personnel of the Advisor or its Affiliates to the extent that such personnel perform services in connection with services for which the Advisor receives the Acquisition Fee or the Disposition Fee.
(b)Other Services. Should the Board request that the Advisor or any director, officer or employee thereof render services for the Company other than set forth in Paragraph 3, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Conflicts Committee, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.
(c)Timing of and Limitations on Reimbursements.
(i)Expenses incurred by the Advisor on behalf of the Company and payable pursuant to this Paragraph 9 shall be reimbursed no less than monthly to the Advisor. The Advisor shall prepare a statement documenting the expenses of the Company during each quarter, and shall deliver such statement to the Company within 45 days after the end of each quarter.
(ii)The Company shall not reimburse the Advisor at the end of any fiscal quarter Operating Expenses that, in the four consecutive fiscal quarters then ended (the “Expense Year”), exceed (the “Excess Amount”) the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year unless the Conflicts Committee determines that such excess was justified, based on unusual and nonrecurring factors which the Conflicts Committee deems sufficient. If the Conflicts Committee does not approve such excess as being so justified, any Excess Amount paid to the Advisor during a fiscal quarter shall be repaid to the Company. If the Conflicts Committee determines such excess was justified, then within 60 days after the end of any fiscal quarter of the Company for which total reimbursed Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, the Advisor, at the direction of the Conflicts Committee, shall send to the stockholders a written disclosure of such fact, together with an explanation of the factors the Conflicts Committee considered in determining that such excess expenses were justified. The Company will ensure that such determination will be reflected in the minutes of the meetings of the Board of Directors. All figures used in the foregoing computation shall be determined in accordance with generally accepted accounting principles applied on a consistent basis.
(iii)The Company shall not reimburse the Advisor or its Affiliates for Portfolio G&A Expenses or Personnel Expenses incurred during the term of this Agreement if such reimbursement would cause total reimbursements during the term of this Agreement to exceed $18,167,000 for Portfolio G&A Expenses or $10,000,000 for Personnel Expenses; provided that these caps assume a term of 12 months and shall be prorated as necessary to the extent the term of this Agreement is less than 12 months; provided further that these caps shall not be applicable for unbudgeted expenses deemed by the Conflicts Committee to be justified.
(d)Occupancy Costs. The Company shall reimburse the Advisor for occupancy costs at a fixed amount of $21,000 per month. Notwithstanding Paragraph 9(c)(i) above, this amount shall be paid to the Advisor on the first business day of each month in which this agreement is in effect. No other amounts related to the Company's occupancy of space at 6200 The Corners Parkway in Norcross Georgia, such as tenant improvement costs, operating expenses, or common area maintenance, shall be due.

10.Fidelity Bond. The Advisor shall maintain a fidelity bond for the benefit of the Company which bond shall insure the Company from losses of up to $10,000,000 and shall be of the type customarily purchased by entities performing services similar to those provided to the Company by the Advisor.
11.Other Activities of the Advisor.
(a)General. Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee, or stockholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Advisor shall report to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor's obligations to the Company and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association.
(b)Policy with Respect to Allocation of Investment Opportunities. Before the Advisor presents an investment opportunity that would in its judgment be suitable for the Company to another Advisor-sponsored program, the Advisor shall determine in its sole discretion that the investment opportunity is more suitable for such other program than for the Company based on factors such as the following: the investment objectives and criteria of each program; the cash requirements and anticipated cash flow of each program; the size of the investment opportunity; the effect of the acquisition on diversification of each program's investments by type of commercial property, geographic area and tenant base; the estimated income tax effects of the purchase on each entity; the policies of each program relating to leverage; the funds of each entity available for investment and the length of time such funds have been available for investment; the size of the investment; the credit quality of the tenants; and the existence of special factors, such as whether the property is adjacent to another property owned by a program. In the event that an investment opportunity becomes available that is, in the sole discretion of the Advisor, equally suitable for both the Company and another Advisor-sponsored program, then the Advisor may offer the other program the investment opportunity if it has had the longest period of time elapse since it was offered an investment opportunity. The Advisor will use its reasonable efforts to fairly allocate investment opportunities in accordance with such allocation method and will promptly disclose any material deviation from such policy or the establishment of a new policy, which shall be allowed provided (1) the Board is provided with notice of such policy at least 60 days prior to such policy becoming effective and (2) such policy provides for the reasonable allocation of investment opportunities among such programs. The Advisor shall provide the Conflicts Committee with any information reasonably requested so that the Conflicts Committee can ensure that the allocation of investment opportunities is applied fairly. Nothing herein shall be deemed to prevent the Advisor or an Affiliate from pursuing an investment opportunity directly rather than offering it to the Company or another Advisor-sponsored program so long as the Advisor is fulfilling its obligation to present a continuing and suitable investment program to the Company which is consistent with the investment policies and objectives of the Company.
12.Relationship of Advisor and Company. The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

13.Representations and Warranties.
(a)Of the Company. To induce the Advisor to enter into this Agreement, the Company hereby represents and warrants that:
(i)The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland with all requisite corporate power and authority and all material licenses, permits and authorizations necessary to carry out the transactions contemplated by this Agreement.
(ii)The Company's execution, delivery and performance of this Agreement have been duly authorized. This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company's execution and delivery of this Agreement and its fulfillment of and compliance with the respective terms hereof do not and will not (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default under, (C) result in the creation of any lien, security interest, charge or encumbrance upon the assets of the Company pursuant to, (D) give any third party the right to modify, terminate or accelerate any obligation under, (E) result in a violation of or (F) require any authorization, consent, approval, exception or other action by or notice to any court or administrative or governmental body pursuant to, the Articles of Incorporation or Bylaws or any law, statute, rule or regulation to which the Company is subject, or any agreement, instrument, order, judgment or decree by which the Company is bound, in any such case in a manner that would have a material adverse effect on the ability of the Company to perform any of its obligations under this Agreement.
(b)Of the Advisor. To induce Company to enter into this Agreement, the Advisor represents and warrants that:
(i)The Advisor is a corporation, duly organized, validly existing and in good standing under the laws of the State of Georgia with all requisite corporate power and authority and all material licenses, permits and authorizations necessary to carry out the transactions contemplated by this Agreement.
(ii)The Advisor's execution, delivery and performance of this Agreement have been duly authorized. This Agreement constitutes a valid and binding obligation of the Advisor, enforceable against the Advisor in accordance with its terms. The Advisor's execution and delivery of this Agreement and its fulfillment of and compliance with the respective terms hereof do not and will not (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default under, (C) result in the creation of any lien, security interest, charge or encumbrance upon the Advisor's assets pursuant to, (D) give any third party the right to modify, terminate or accelerate any obligation under, (E) result in a violation of or (F) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, the Advisor's articles of incorporation or bylaws, or any law, statute, rule or regulation to which the Advisor is subject, or any agreement, instrument, order, judgment or decree by which the Advisor is bound, in any such case in a manner that would have a material adverse effect on the ability of the Advisor to perform any of its obligations under this Agreement.
(iii)The Advisor has received copies of the (A) Articles of Incorporation, (B) Bylaws, (C) registration statements relating to the Company's past and ongoing public offerings, and (D) the Partnership's limited partnership agreement and is familiar with the terms thereof, including without limitation the investment limitations included therein. Advisor warrants that it will use reasonable care to avoid any act or omission that would conflict with the terms of the foregoing in the absence of the express direction of the Conflicts Committee.
(iv)The Advisor will maintain the resources necessary to ensure the proper performance of the services to be provided under this Agreement.
14.Term; Termination of Agreement. This Agreement shall commence on January 1, 2013, and continue in force through December 31, 2013. This Agreement may be continued for an unlimited number of successive one-year renewals (with caps and limits stated in this Agreement to be adjusted as appropriate) upon mutual consent of the parties. The Company, acting through the Board, will evaluate the performance of the Advisor annually before renewing the Agreement, and each such renewal shall be for a term of no more than one year. Notwithstanding the foregoing, this Agreement shall automatically terminate upon the exercise of the WREAS II Assignment Option (as defined in the Transition Services Agreement).
15.Termination by Either Party. This Agreement may be terminated upon 60 days written notice without cause or penalty, by either party (by majority of the Conflicts Committee or a majority of the Board of Directors of the Advisor, as the case may be). The provisions of Paragraphs 1, 6, 7, and 17 through 30 survive termination of this Agreement.
16.Assignment to an Affiliate. This Agreement may be assigned by the Advisor to an Affiliate with the approval of a majority of the Conflicts Committee. The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board. This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.
17.Payments to and Duties of Advisor upon Termination. Payments to the Advisor pursuant to this Paragraph 17 shall be subject to the 2%/25% Guidelines to the extent applicable.
(a)After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination the following:
(i)all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement; and
(ii)the Subordinated Performance Fee Due Upon Termination, provided that no Subordinated Performance Fee Due Upon Termination will be paid if the Company has paid or is obligated to pay the Subordinated Incentive Fee.
(b)The Advisor shall promptly upon termination:
(i)pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;
(ii)deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(iii)deliver to the Board all assets, including Properties, and documents of the Company then in the custody of the Advisor; and
(iv)cooperate with the Company to provide an orderly management transition.
18.Indemnification by the Company. The Company shall indemnify and hold harmless the Advisor and its Affiliates, including their respective officers, directors, partners and employees (collectively, “Indemnitees”), from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys' fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Maryland or the Articles of Incorporation as in effect on July 1, 2012. Notwithstanding the foregoing, the Indemnitees shall not be entitled to indemnification or be held harmless pursuant to this Paragraph 18 for any activity which the Advisor shall be required to indemnify or hold harmless the Company pursuant to Paragraph 19. Any indemnification of the Indemnitees may be made only out of the net assets of the Company and not from Stockholders.
19.Indemnification by Advisor. The Advisor shall indemnify and hold harmless the Company from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys' fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor's bad faith, fraud, willful misfeasance, misconduct, or reckless disregard of its duties.
20.Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Articles of Incorporation, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:
To the Board and to the Company:    Wells Real Estate Investment Trust II, Inc.
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092

To the Advisor:    Wells Real Estate Advisory Services II, LLC
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Paragraph 20.
21.Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.
22.Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
23.Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Georgia.

24.Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
25.Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
26.Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
27.Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
28.Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when the counterparts hereof, taken together, bear the signatures of all of the parties reflected hereon as the signatories.
29.Name. Wells Real Estate Funds, Inc. has a proprietary interest in the name “Wells.” Accordingly, and in recognition of this right, if at any time the Company ceases to retain Wells Real Estate Advisory Services II, LLC or an Affiliate thereof to perform the services of Advisor, the Company will, promptly after receipt of written request from Wells Real Estate Funds, Inc., cease to conduct business under or use the name “Wells” or any derivative thereof and the Company shall use its best efforts to change the name of the Company to a name that does not contain the name “Wells” or any other word or words that might, in the sole discretion of the Advisor, be susceptible of indication of some form of relationship between the Company and the Advisor or any Affiliate thereof. Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having “Wells” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company or its Board.
30.Parent Guarantee. Wells Real Estate Funds, Inc., a Georgia corporation and the parent company of the Advisor (the “Guarantor”), does hereby in all respects guarantee the due and proper performance of the services to be provided and the full and timely payment of the amounts payable under this Agreement by the Advisor, which guarantee shall extend to include any renewal or amendment to this Agreement, provided Guarantor's obligations are not materially increased by such renewal or amendment without the Guarantor's consent, such consent not to be unreasonably withheld. If the Advisor fails to perform all or any of its obligations, duties, undertakings, and covenants to provide services or make payments (collectively, the “Guaranteed Obligations”) under this Agreement (unless relieved from the performance of any part of this Agreement by statute, by the decision of a court or tribunal of competent jurisdiction or by written waiver of the Company), upon written notice from the Company, the Guarantor shall perform or cause to be performed such Guaranteed Obligations. The termination of the Advisor shall constitute a termination of this guarantee with respect to the future performance of the Guaranteed Obligations, but no termination of Advisor shall terminate or limit the obligations of the Guarantor under this guarantee arising or accruing prior to such termination of the Advisor. This guarantee will be applicable to and binding upon the successors and assigns of Guarantor. Guarantor joins in this Agreement as a signatory hereto for the purposes set forth in this Paragraph 30.
[Signatures appear on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Advisory Agreement as of the __ day of December, 2012.
WELLS REAL ESTATE INVESTMENT TRUST II, INC.

By:
Name: E. Nelson Mills
Title: President

WELLS REAL ESTATE ADVISORY SERVICES II, LLC

By:	WELLS ADVISORY SERVICES II, LLC, its sole member

By:	WELLS REAL ESTATE FUNDS, INC., its sole member

By:    ______________________________
Name:    Douglas P. Williams
Title:    Vice President

The undersigned joins in this Advisory Agreement for the purposes set forth in Paragraph 30 hereof.

WELLS REAL ESTATE FUNDS, INC.

By:                ______
Name: Douglas P. Williams
Title: Vice President

Schedule A

Portfolio General and Administrative Costs

Portfolio & Asset Management
Call center
Capital Markets
Facilities
FPA, Tax, Treasury, & AP
Internal Audit
Investor Communications/Marketing
Legal/Compliance
Portfolio Accounting & Reporting
Transfer Agent

22